As filed with the Securities and Exchange Commission on February 2, 2010
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Altra Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3569	61-1478870
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

300 Granite Street
Suite 201
Braintree, Massachusetts 02184
(781) 917-0600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Glenn E. Deegan, Esquire
Vice President, Legal & Human Resources, General Counsel and Secretary
Altra Holdings, Inc.
300 Granite Street
Suite 201
Braintree, Massachusetts 02184
(781) 917-0600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

See Table of Additional Registrants Below

Copy to:

Robert J. Grammig, Esquire
Rodney H. Bell, Esquire
Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131
(305) 374-8500

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Registration
Securities to be Registered	Registered	Unit	Price(1)	Fee
8 1/8% Senior Secured Notes due 2016	$210,000,000	100%	$210,000,000	$14,973.00
Guarantees of 8 1/8% Senior Secured Notes due 2016	—	—	—	—(2)

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended, or the Securities Act.
(2)	The additional registrants will guarantee the payment of the 81/8% Senior Secured Notes due 2016. Pursuant to Section 457(n) of the Securities Act, no separate registration fee for the guarantees is payable.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

		Primary
	State or Other	Standard	I.R.S.
	Jurisdiction of	Industrial	Employer
	Incorporation or	Classification	Identification
Exact Name of Registrant as Specified in Its Charter	Organization	Code Number	No.

Altra Industrial Motion, Inc.	Delaware	3569	30-0283143
American Enterprises MPT Corp.	Delaware	3569	52-2005169
American Enterprises MPT Holdings, LLC	Delaware	3569	52-2005171
Ameridrives International, LLC	Delaware	3569	52-1826102
Boston Gear LLC	Delaware	3569	11-3723980
Formsprag LLC	Delaware	3569	01-0712538
Inertia Dynamics, LLC	Delaware	3569	20-4221420
Kilian Manufacturing Corporation	Delaware	3569	06-0933715
Nuttall Gear LLC	Delaware	3569	54-1856788
TB Wood’s Incorporated	Pennsylvania	3569	23-1232420
TB Wood’s Corporation	Delaware	3569	25-1771145
TB Wood’s Enterprises, Inc.	Delaware	3569	51-0393505
Warner Electric LLC	Delaware	3569	54-1967089
Warner Electric Technology LLC	Delaware	3569	54-1967084
Warner Electric International Holding, Inc.	Delaware	3569	54-1967086

The address, including zip code, and telephone number, including area code, of the principal corporate offices for each of the additional registrants is:

300 Granite Street
Suite 201
Braintree, Massachusetts 02184
(781) 917-0600

The name, address, including zip code, and telephone number, including area code, of the registered agent for service of process for each of the additional registrants is:

Glenn E. Deegan, Esquire
Vice President, Legal & Human Resources, General Counsel and Secretary
Altra Holdings, Inc.
300 Granite Street
Suite 201
Braintree, Massachusetts 02184
(781) 917-0600

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2010

PROSPECTUS

Offer to exchange all outstanding
$210,000,000 principal amount of
8 1/8% Senior Secured Notes due 2016
for
$210,000,000 principal amount of
8 1/8% Senior Secured Notes due 2016
registered under the Securities Act of 1933

We are offering to exchange our outstanding notes described above for the new, registered notes described above. In this prospectus, we refer to the outstanding notes as the “old notes” and our new notes as the “registered notes,” and we refer to the old notes and the registered notes, together, as the “notes.” The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes, except for transfer restrictions, registration rights and additional interest payment provisions relating only to the old notes. We do not intend to apply to have any notes listed on any securities exchange or automated quotation system and there may be no active trading market for them.

Material Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2010, unless extended. Whether or not the exchange offer is extended, the time at which it ultimately expires is referred to in this prospectus as the time of expiration.

•	The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or interpretation of the staff of the Securities and Exchange Commission, or SEC.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes in the exchange offer may be withdrawn at any time prior to the time of expiration.

•	The terms of the registered notes to be issued in the exchange offer are substantially identical to the old notes, except that the registered notes will be registered under the Securities Act of 1933, as amended, or the Securities Act, and will not have any transfer restrictions, registration rights or rights to additional special interest.

•	The exchange of old notes for registered notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	No public market exists for the registered notes. We do not intend to apply for listing of the registered notes or to arrange for them to be quoted on a quotation system.

•	We will not receive any cash proceeds from the exchange offer.

None of our affiliates, no broker-dealers that acquired old notes directly from us and no persons engaged in a distribution of registered notes may participate in the exchange offer. Any broker-dealer that acquired old notes as a result of market-making or other trading activities and receives registered notes for its own account in exchange for those old notes must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for that purpose. We have agreed that, for a period ending on the earlier of (a) 180 days after the time of expiration and (b) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any resales by that broker-dealer. See “Plan of Distribution.”

Consider carefully the “Risk Factors” beginning on page 18 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or this exchange offer that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.

Page

Forward-Looking Statements	ii
Prospectus Summary	1
Risk Factors	18
The Exchange Offer	27
Use of Proceeds	34
Selected Historical Consolidated Financial Data	35
Description of the Notes	37
Description of Other Indebtedness	79
Material United States Federal Income Tax Consequences	81
Plan of Distribution	87
Legal Matters	87
Experts	87
Where You Can Find More Information and Incorporation By Reference	88
EX-1.1 Purchase Agreement, dated November 16, 2009
EX-4.1 Form of 81/8% Senior Secured Notes due 2016
EX-4.2 Indenture, dated November 25, 2009
EX-4.3 Registration Rights Agreement, dated November 25, 2009
EX-5.1 Opinion of Holland & Knight LLP
EX-5.2 Opinion of Saul Ewing LLP
EX-12.1 Computation of ratio of earnings to fixed charges
EX-23.1 Consent of Ernst & Young LLP
EX-25.1 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Trustee under the Indenture
EX-99.1 Form of Letter of Transmittal
EX-99.2 Form of Notice of Guaranteed Delivery
EX-99.3 Form of Letter to Nominees/Brokers
EX-99.4 Form of Letter to Clients

This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus. See “Where You Can Find More Information and Incorporation by Reference.” This information is available without charge to security holders upon request to Altra Holding Inc.’s Corporate Secretary by calling (781) 917-0600, or by writing to Corporate Secretary, Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184. To obtain timely delivery, security holders must request the information no later than          , 2010, which is five business days before the expiration date of the exchange offer.

In this prospectus, the terms “the Company,” “Altra,” “we,” “our” or “us” refer to Altra Holdings, Inc. together with its subsidiaries unless the context suggests otherwise.

FORWARD-LOOKING STATEMENTS

Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed,” “should be” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon management’s current plans and beliefs or current estimates of future results or trends.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include these factors and the risks and uncertainties described in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus, as well as those included in this prospectus. Among these risks are:

•	our access to capital, credit ratings, indebtedness, and ability to raise additional financings and operate under the terms of our debt obligations;

•	the risks associated with our debt leverage;

•	the effects of intense competition in the markets in which we operate;

•	our ability to successfully execute, manage and integrate key acquisitions and mergers;

•	our ability to obtain or protect intellectual property rights;

•	our ability to retain existing customers and our ability to attract new customers for growth of our business;

•	the effects of the loss or bankruptcy of, or default by, any significant customer, supplier, or other entity relevant to our operations;

•	our ability to successfully pursue our development activities and successfully integrate new operations and systems, including the realization of revenues, economies of scale, cost savings, and productivity gains associated with such operations;

•	our ability to complete cost reduction actions and risks associated with such actions;

•	our ability to control costs;

•	failure of our operating equipment or information technology infrastructure;

•	our ability to achieve our business plans, including with respect to an uncertain economic environment;

•	changes in employment, environmental, tax and other laws and changes in the enforcement of laws;

•	the accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers;

•	fluctuations in the costs of raw materials used in our products;

•	our ability to attract and retain key executives and other personnel;

•	work stoppages and other labor issues;

•	changes in our pension and retirement liabilities;

•	our risk of loss not covered by insurance;

•	the outcome of litigation to which we are a party from time to time, including product liability claims;

ii

•	changes in accounting rules and standards, audits, compliance with the Sarbanes-Oxley Act, and regulatory investigations;

•	changes in market conditions that would result in the impairment of goodwill or our other assets;

•	changes in market conditions that would influence the value of our stock;

•	the effects of changes to critical accounting estimates; changes in volatility of our stock price and the risk of litigation following a decline in the price of our stock price;

•	the cyclical nature of the markets in which we operate;

•	the risks associated with the global recession and volatility and disruption in the global financial markets;

•	political and economic conditions nationally, regionally, and in the markets in which we operate;

•	natural disasters, war, civil unrest, terrorism, fire, floods, tornadoes, earthquakes, hurricanes, or other matters beyond our control; and

•	the risks associated with international operations, including currency risks.

Given these risks and uncertainties, we urge you to read this prospectus and the documents incorporated by reference herein completely and with the understanding that actual future results may be materially different from what we plan or expect. All of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you that the actual results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. In addition, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for any ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

iii

PROSPECTUS SUMMARY

This summary highlights selected information about us. In addition to reading this summary, to understand this exchange offer fully, you should carefully review the entire prospectus, including the “Risk Factors” section of this document beginning on page 18, and the documents incorporated by reference in this prospectus.

Our Company

We are a leading global designer, producer and marketer of a wide range of mechanical power transmission, or MPT, and motion control products serving customers in a diverse group of industries, including energy, general industrial, material handling, mining, transportation and turf and garden. Our product portfolio includes industrial clutches and brakes, enclosed gear drives, open gearing, belted drives, couplings, engineered bearing assemblies, linear components, electronic drives, and other related products. Our products are used in a wide variety of high-volume manufacturing processes, where the reliability and accuracy of our products are critical in both avoiding costly down time and enhancing the overall efficiency of manufacturing operations. Our products are also used in non-manufacturing applications where product quality and reliability are especially critical, such as clutches and brakes for elevators, and residential and commercial lawnmowers. For the twelve month period ended September 26, 2009, or the LTM Period, we generated net sales of $486.0 million and Adjusted EBITDA of $68.7 million.

We market our products under well recognized and established brands, many of which have been in existence for over 50 years. We believe many of our brands, when taken together with our brands in the same product category, have achieved the number one or number two position in terms of consolidated market share and brand awareness in their respective product categories. Our products are either incorporated into products sold by original equipment manufacturers, or OEMs, sold to end-users directly or sold through industrial distributors.

We are led by a highly experienced management team that has established a proven track record of execution, successfully completing and integrating major strategic acquisitions and delivering significant growth in both revenue and profits. We employ a comprehensive business process called the Altra Business System, or ABS, which focuses on eliminating inefficiencies from every business process to improve quality, delivery and cost.

Our Industry

Based on industry data supplied by Penton Information Services, we estimate that industrial power transmission products generated sales in the United States of approximately $36.0 billion in 2008. These products are used to generate, transmit, control and transform mechanical energy. The industrial power transmission industry can be divided into three areas: MPT products; motors and generators; and adjustable speed drives. We compete primarily in the MPT area which, based on industry data, we estimate was a $17.8 billion market in the United States in 2008.

The global MPT market is highly fragmented, with over 1,000 small manufacturers. While smaller companies tend to focus on regional niche markets with narrow product lines, larger companies that generate annual sales of over $100 million generally offer a much broader range of products and have global capabilities. The industry’s customer base is broadly diversified across many sectors of the economy and typically places a premium on factors such as quality, reliability, availability and design and application engineering support. We believe the most successful industry participants are those that leverage their distribution network, their products’ reputations for quality and reliability and their service and technical support capabilities to maintain attractive margins on products and gain market share.

Our Strengths

Leading Market Shares and Brand Names.  We believe we hold the number one or number two market position in key products across many of our core platforms. We believe that over 50% of our sales are derived from products where we hold the number one or number two market-share or brand-recognition position, on a consolidated basis with our brands in the same product category, in the markets we serve. In addition, we have recently captured additional market share in several product lines due to our innovative product development efforts and exceptional customer service.

Customized, Engineered Products Serving Niche Markets.  We employ approximately 170 non-manufacturing engineers involved with product design, research and development, testing and technical customer support, and we often participate in lengthy design and qualification processes with our customers. Many of our product lines involve a large number of unique parts, are delivered in small order quantities with short lead times, and require varying levels of technical support and responsive customer service. As a result of these characteristics, as well as the essential nature of our products to the efficient operations of our customers, we generate a significant amount of recurring sales with repeat customers.

Significant Operating Leverage Driven by Disciplined Cost Reductions.  We have implemented a successful strategy to manage cost through the cycle with demonstrable results. Our disciplined cost saving initiatives have included workforce and payroll reductions, facility consolidations, and procurement savings. We estimate that we have realized net savings of approximately $49 million through September 2009, representing net annualized savings of approximately $77 million. We estimate that, once volume returns to prior year levels, between $10 and $12 million of these savings will be permanent in nature, creating significant operating leverage and improving our cost position.

Aftermarket Sales Supported by Large Installed Base.  With a history dating back to 1857 with the formation of TB Wood’s, we believe we benefit from one of the largest installed customer bases in the industry. The moving, wearing nature of our products necessitates regular replacement and our large installed base of products generates significant aftermarket replacement demand. This has created a recurring revenue stream from a diversified group of end-user customers. For the LTM Period, we estimate that approximately 44% of our revenues were derived from aftermarket sales.

Diversified End Markets.  Our revenue base has a balanced exposure across a diverse mix of end-user industries, including energy, food processing, general industrial, material handling, mining, transportation and turf and garden. We believe our diversified end markets insulate us from volatility in any single industry or type of end-user. In the LTM Period, no single industry represented more than 9% of our total sales. In addition, we are geographically diversified with approximately 30% of our sales coming from outside North America during the LTM Period.

Strong Relationships with Distributors and OEMs.  We have over 1,000 direct OEM customers and enjoy established, long-term relationships with the leading industrial MPT distributors, critical factors that contribute to our high base of recurring aftermarket revenues. We sell our products through more than 3,000 distributor outlets worldwide. We believe our scale, expansive product lines and end-user preference for our products make our product portfolio attractive to both large and multi-branch distributors, as well as regional and independent distributors in our industry.

Experienced, High-Caliber Management Team.  We are led by a highly experienced management team with over 250 years of cumulative industrial business experience and an average of 13 years with our companies. Our CEO, Carl Christenson, has over 28 years of experience in the MPT industry, while our CFO, Christian Storch, has approximately 22 years of experience. Our management team has established a proven track record of execution, successfully completing and integrating major strategic acquisitions and delivering significant growth and profitability.

The Altra Business System.  We benefit from an established culture of lean management emphasizing quality, delivery and cost through the ABS. ABS is at the core of our performance-driven culture and drives both our strategic development and operational improvements. We continually evaluate every aspect of our business to identify productivity improvements and cost savings.

Our Business Strategy

Our long-term strategy is to increase our sales through organic growth, expand our geographic reach and product offering through strategic acquisitions, and improve our profitability through cost reduction initiatives. In the near term, we are focused on cost reduction measures and working capital improvements. We seek to achieve these objectives through the following strategies:

•	Leverage Our Sales and Distribution Network. We intend to continue to leverage our established, long-term relationships with the industry’s leading national and regional distributors to help maintain and grow our revenues. We seek to capitalize on customer brand preferences for our products to generate pull-through aftermarket demand from our distribution channel. We believe this strategy also allows our distributors to achieve higher profit margins, further enhancing our preferred position with them.

•	Focus Our Strategic Marketing on New Growth Opportunities. We intend to expand our emphasis on strategic marketing to focus on new growth opportunities in key end-user and OEM markets. Through a systematic process that leverages our core brands and products, we seek to identify attractive markets and product niches, collect customer and market data, identify market drivers, tailor product and service solutions to specific market and customer requirements, and deploy resources to gain market share and drive future sales growth.

•	Accelerate New Product and Technology Development. We focus on aggressively developing new products across our business in response to customer needs in various markets. Our extensive application-engineering know-how drives both new and repeat sales and we have an established history of innovation with over 250 granted patents and pending patent applications worldwide. In total, new products developed by us during the past three years generated approximately $43 million in revenues during the nine months ended September 26, 2009.

•	Capitalize on Growth and Sourcing Opportunities in the Asia-Pacific Market. We intend to continue to leverage our established sales offices in the Asia Pacific region as well as expand into regions where we currently do not have sales representation. Our recently expanded manufacturing facility in Shenzhen, China serves as our principal manufacturing site in China and primarily supports our customers in the local Asia-Pacific market. In addition, we intend to continue utilizing our sourcing office in Shanghai to significantly increase our current level of low-cost-country-sourced purchases. We may also consider additional opportunities to outsource some of our production from North American and Western European locations to Asia or lower cost regions.

•	Continue to Improve Operational and Manufacturing Efficiencies through ABS. We believe we can continue to improve profitability through cost control, overhead rationalization, global process optimization, continued implementation of lean manufacturing techniques, and strategic pricing initiatives. Our operating plan, based on manufacturing centers of excellence, provides additional opportunities to consolidate purchasing processes and reduce costs by sharing best practices across geographies and business lines.

•	Continue to Focus on Cost-Reduction Initiatives. We intend to generate significant operating leverage by continuing to manage our business through the economic cycle. We continue to effect measures to reduce costs, including the timely implementation of workforce reduction and payroll savings initiatives, engaging the entire organization in pursuing procurement savings and other cost initiatives, and executing as many as six plant consolidations through mid-2010. As a result of these initiatives, at current volume levels, we have generated an estimated net annualized savings of approximately $77 million, $10 to $12 million of which we expect to be permanent in nature once volume returns to prior year levels. We expect these cost reductions will provide a competitive advantage as the industry rebounds.

•	Selectively Pursue Strategic Acquisitions that Complement Our Strong Platform. While we have a successful track record of identifying, acquiring and integrating acquisitions, our current focus remains centered on cash generation and preservation. However, we believe that in the future there may be a number of attractive potential acquisition candidates, in part due to the fragmented nature of the industry. We plan to continue our disciplined pursuit of strategic acquisitions to strengthen our product portfolio, enhance our industry leadership, leverage fixed costs, expand our global footprint, and create value in products and markets that we know and understand.

Refinancing Transactions

In connection with the offering of the old notes, we refinanced our outstanding indebtedness. The principal terms of the refinancing transactions (which includes the offering of the old notes) (the “Refinancing Transactions”) that we closed concurrently with or shortly following the offering of the old notes are as follows:

New Senior Secured Credit Facility

Concurrently with the closing of the offering of the old notes, Altra Industrial Motion, Inc., or Altra Industrial, entered into a new senior secured credit facility that provides for borrowing capacity in an initial amount of up to $50.0 million (subject to adjustment pursuant to a borrowing base and subject to increase from time to time in accordance with the terms of the credit facility). The new senior secured credit facility replaced Altra Industrial’s then existing senior secured credit facility and the TB Wood’s existing credit facility. See the section entitled “Description of Other Indebtedness — New Senior Secured Credit Facility.”

Tender Offer

During the fourth quarter of 2009, Altra Industrial retired an additional $15.0 million principal balance of its 9% Notes. In connection with the redemption, Altra Industrial incurred $0.3 million of pre-payment premium and wrote off $0.1 million of deferred financing fees, which was recorded as interest expense. As of the date hereof, none of Altra Industrial’s 9% Notes remain outstanding. We used the proceeds of the offering of the old notes to repurchase or redeem Altra Industrial’s 9% Notes. In connection with the repurchase of the 9% Notes, on November 10, 2009, Altra Industrial commenced a cash tender offer to repurchase any and all of its outstanding 9% Notes as of the date thereof at a price equal to $1,000.00 per $1,000 principal amount of notes tendered, plus an early tender premium of $25.00 per $1,000 principal amount of notes tendered, payable on notes tendered before the early tender deadline. Holders who tendered their 9% Notes also agreed to waive any rights to written notice of redemption. With respect to any 9% Notes that were not tendered, Altra Industrial redeemed all 9% Notes that remained outstanding after the expiration of the tender offer by issuing a notice of redemption on the early tender deadline. On the early tender deadline, Altra Industrial satisfied and discharged all of its obligations under the indenture governing the 9% Notes by depositing funds with the depositary in an amount sufficient to pay and discharge any remaining indebtedness on the 9% Notes upon the consummation of the tender offer.

Corporate Structure

The following chart illustrates a summary of our corporate structure:

Risks Factors

Investment in our notes involves substantial risks. See “Risk Factors” starting on page 18, the risks under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31,

2008, and any subsequent periodic reports, as well as other information included in this prospectus for a discussion of certain risks relating to an investment in our notes.

Information

Our principal executive offices are located at 300 Granite Street, Suite 201, Braintree, MA 02184 and our telephone number is (781) 917-0600. Our internet address is www.altramotion.com. We are not including the information contained in our website as part of, or incorporating it by reference into, this prospectus.

Summary of the Terms of the Exchange Offer

We issued the old notes on November 25, 2009 to Jefferies & Company, Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc., and Stephens Inc., or the Initial Purchasers, pursuant to Section 4(2) of the Securities Act and the Initial Purchasers resold the old notes to qualified institutional buyers, or QIBs, or persons reasonably believed to be QIBs pursuant to Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act. We refer to the issuance of the old notes in this prospectus as the “original issuance.”

At the time of the original issuance, we entered into an agreement in which we agreed to register new notes, with substantially the same form and terms of the old notes, and to offer to exchange the registered notes for the old notes. This agreement is referred to in this prospectus as the “registration rights agreement.”

Unless you are a broker-dealer and so long as you satisfy the conditions set forth below under “— Resales of the Registered Notes,” we believe that the registered notes to be issued to you in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act. You should read the discussions under the heading “The Exchange Offer” for further information regarding the exchange offer.

Registration Rights Agreement	Under the registration rights agreement, we are obligated to offer to exchange the old notes for registered notes with terms identical in all material respects to the old notes. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a shelf registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act.

We note that under the registration rights agreement, we were required to file a registration statement with the SEC by or on February 23, 2010 and such registration statement, as amended, is required to be declared effective by or on September 21, 2010. Failure to meet such requirements as of the applicable dates subjects the company to an additional interest penalty on the old notes of .25% per annum for the first 90 days following such date, with an additional increase of .25% per annum for each 90-day period thereafter. The amount of additional interest penalty at any time is capped at 1.00% per annum and such penalty ceases to accrue after we have filed our registration statement or it has been declared effective, as applicable.

We are offering to exchange registered notes in denominations of $2,000 and integral multiples of $1,000 principal amount of 8 1/8% Senior Secured Notes due 2016, which have been registered under the Securities Act, for old notes in denominations of $2,000 and integral multiples of $1,000 principal amount of unregistered 8 1/8% Senior Secured Notes due 2016 that were issued in the original issuance.

In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn before the time of expiration will be accepted and exchanged.

The Exchange Offer	We are offering to exchange registered notes in denominations of $2,000 and integral multiples of $1,000 principal amount of 8 1/8% Senior Secured Notes due 2016, which have been registered under the Securities Act, for old notes in denominations of $2,000 and integral multiples of $1,000 principal amount of unregistered 8 1/8% Senior Secured Notes due 2016 that were issued in the original issuance.

As of this date, there are $210.0 million aggregate principal amount of old notes outstanding. We will issue the registered notes promptly after the time of expiration.

Resales of the Registered Notes	Except as described below, we believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and (except with respect to broker-dealers) prospectus delivery provisions of the Securities Act if (but only if) you meet the following conditions:

• you are not an “affiliate” of us, as that term is defined in Rule 405 under the Securities Act;

• if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us and you comply with the prospectus delivery requirements of the Securities Act;

• the registered notes are acquired by you in the ordinary course of your business;

• you are not engaging in and do not intend to engage in a distribution of the registered notes; and

• you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a “resale” prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Any broker-dealer that acquired old notes as a result of market-making activities or other trading activities, and receives registered notes for its own account in exchange for old notes, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See “Plan of Distribution.” A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those registered notes for a period of 180 days after the time of expiration.

Time of Expiration	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless we decide to extend the exchange offer. We do not currently intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or applicable interpretation of the staff of the SEC. See “The Exchange Offer — Conditions.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests	The old notes were issued as global notes in fully registered form. Beneficial interests in the old notes held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration of the exchange offer either:

• a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

• a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

• a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer — Book-Entry Transfer;” or

• the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal for your notes accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

• you are not an affiliate of us;

• you are not a broker-dealer who acquired the old notes that you are sending to the issuer directly from the issuer;

• the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

• you are not engaging in and do not intend to engage in a distribution of the registered notes; and

• you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Procedures for Tendering Certificated Old Notes	If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See “The Exchange Offer — Book-Entry Interests.” If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading “The Exchange Offer — Procedures for Tendering — Certificated Old Notes.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer — Procedures for Tendering — Procedures Applicable to All Holders.”

Guaranteed Delivery Procedures	If you wish to tender your old notes in the exchange offer and:

(1) they are not immediately available;

(2) time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

(3) you cannot complete the procedure for book-entry transfer on a timely basis;

you may tender your old notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Registered Notes	Except under the circumstances described above under “The Exchange Offer — Conditions,” the issuer will accept for exchange any and all old notes which are properly tendered prior to the time of expiration. The registered notes to be issued to you in the exchange offer will be delivered promptly following the time of expiration. See “The Exchange Offer — Terms of the Exchange Offer.”

Withdrawal	You may withdraw the tender of your old notes at any time prior to the time of expiration. We will return to you any old notes not accepted for exchange for any reason without expense to you promptly after withdrawal, rejection of tender or termination of the exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	If you do not participate in the exchange offer for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”

Material United States Federal Income Tax Consequences of the Exchange Offer	The exchange of old notes for registered notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Federal and State Regulatory Approvals	No federal or state regulatory requirements must be complied with an no approval must be obtained in connection with the transaction.

Dissenters’ Rights	No dissenters’ rights of appraisal exist.

Summary of the Terms of the Registered Notes

The summary below describes the principal terms of the registered notes. Certain of the terms described below are subject to important limitations and exceptions. See the section entitled “Description of Notes” of this prospectus for a more detailed description of the terms of the registered notes and the indenture governing the registered notes. In this subsection, “we,” “us” and “our” refer only to Altra Holdings, Inc., as issuer of the registered notes, and not to any of our subsidiaries.

Issuer	Altra Holdings, Inc.

Securities Offered	$210,000,000 aggregate principal amount of 8 1/8% Senior Secured Notes due 2016.

Maturity Date	December 1, 2016.

Interest Rate	We will pay interest on the registered notes at an annual interest rate of 8 1/8%.

Interest Payment Dates	We will make interest payments on the registered notes semi-annually in arrears on June 1 and December 1 of each year, beginning June 1, 2010. Interest will accrue from November 25, 2009.

Guarantees	The registered notes and our obligations under the indenture governing the registered notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our existing and future domestic restricted subsidiaries. The registered notes will not be guaranteed by our foreign subsidiaries or our unrestricted subsidiaries. As of September 26, 2009, our foreign subsidiaries had approximately $3.5 million of indebtedness outstanding (other than indebtedness to us or a restricted subsidiary). Our foreign subsidiaries generated approximately 32% of our consolidated sales in the nine-month period ended September 26, 2009 and held approximately 31% of our consolidated assets as of September 26, 2009.

Security Interests	The registered notes, the guarantees and our obligations under the indenture governing the registered notes will be secured by a second-priority security interest in substantially all of our and the guarantors’ assets, including a pledge of 65% of the capital stock of our foreign subsidiaries, subject to certain exceptions. The registered notes and the guarantees will not be secured by any assets of our foreign subsidiaries or our unrestricted subsidiaries.

Ranking	The indenture governing the registered notes will permit us to incur indebtedness in an amount up to the greater of (i) $65.0 million and (ii) the Credit Facilities Borrowing Base, as defined in “Description of Notes — Certain Definitions,” under a new senior secured credit facility which Altra Industrial entered into concurrently with the consummation of the offering of the old notes. The registered notes and the guarantees will rank senior in right of payment to all of our and the guarantors’ future subordinated indebtedness and equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including indebtedness under Altra Industrial’s new senior secured credit facility. The registered notes and guarantees will be secured by a second priority lien on substantially all of the assets of Altra and the guarantors. Pursuant to the terms of an intercreditor agreement, the security interests securing the registered notes will be subject to first priority liens securing the new senior secured credit facility to the extent of the value of the collateral securing Altra Industrial’s new senior secured credit facility and to purchase money indebtedness, capital lease obligations and certain other secured indebtedness permitted under the indenture. The intercreditor agreement with the new senior secured credit facility will provide for a 120-day standstill period by the collateral agent for the registered notes in the event a standstill notice is provided by the lenders under the new senior secured credit facility after an event of default of the new senior secured credit facility.

Optional Redemption	On or after December 1, 2012, we may redeem some or all of the registered notes at the redemption prices set forth under “Description of Notes,” plus accrued and unpaid interest to the date of redemption. On or prior to December 1, 2012, we may, at our option, redeem up to 35% of the aggregate principal amount of the registered notes at the premium set forth under “Description of Notes,” plus accrued and unpaid interest, with the net cash proceeds of certain equity offerings. During each twelve-month period ending on December 1, 2010, 2011 and 2012, we may redeem up to 10% of the originally issued principal amount of registered notes, at a redemption price equal to 103% of the principal amount of the registered notes redeemed. In addition, we may, at our option, redeem some or all of the registered notes at any time prior to December 1, 2012, by paying a “make-whole” premium.

Change of Control Offer	If we experience certain change-of-control events, the holders of the registered notes will have the right to require us to purchase their registered notes at a price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

Asset Sale Offer	Upon certain asset sales, we may be required to offer to use a portion of the net proceeds of the asset sale to purchase some of the registered notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

Certain Covenants	The indenture governing the registered notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur or guarantee additional indebtedness or issue disqualified capital stock;

• transfer or sell assets;

• pay dividends or distributions, redeem subordinated indebtedness, make certain types of investments or make other restricted payments;

• create or incur liens;

• incur dividend or other payment restrictions affecting certain subsidiaries;

• consummate a merger, consolidation or sale of all or substantially all of our assets;

• enter into transactions with affiliates;

• designate subsidiaries as unrestricted subsidiaries;

• engage in a business other than a business that is the same or similar to our current business or a reasonably related business; and

• take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the registered notes.

These covenants will be subject to a number of important exceptions and qualifications. See “Description of Notes — Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the registered notes in exchange for the old notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement. In consideration for issuing the registered notes, we will receive old notes in an equal aggregate principal amount. The old notes surrendered in the exchange for the registered notes will be cancelled and cannot be reissued. Accordingly, issuance of the registered notes will not result in any change in our indebtedness. See “Use of Proceeds.”

No Public Market	The registered notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. The Initial Purchasers have advised us that they intend to make a market in the registered notes. The initial purchasers are not obligated, however, to make a market in the registered notes, and any such market may be discontinued by the initial purchasers in their discretion at any time without notice. See “Plan of Distribution.”

For more information about the registered notes, see “Description of Notes” in this prospectus.

You should refer to “Risk Factors” for an explanation of certain risks related to investing in the registered notes.

Summary Consolidated Historical and As Adjusted Financial Information

The following table sets forth our summary consolidated historical and as adjusted financial data for fiscal years 2006, 2007 and 2008 and for the unaudited nine months ended September 27, 2008 and September 26, 2009 and for the unaudited LTM Period. The summary consolidated historical and as adjusted financial data set forth below should be read in conjunction with (i) the section entitled “Use of Proceeds” contained elsewhere in this prospectus, (ii) our consolidated financial statements and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus, and our Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2009, which is incorporated by reference into this prospectus, and (iii) our Form 8-K filed on November 5, 2009, which amends Item 8 of Part II, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus.

The summary consolidated historical financial data as of December 31, 2007 and 2008 and for the fiscal years ended December 31, 2007 and 2008 have been derived from our consolidated historical financial statements incorporated by reference into this prospectus. The summary consolidated historical financial data as of December 31, 2006 and for the fiscal year ended December 31, 2006 has been derived from our consolidated historical December 31, 2006 financial statements not included in this prospectus. The summary consolidated unaudited historical financial data for the nine months ended September 27, 2008 and September 26, 2009 have been derived from our consolidated unaudited historical financial statements incorporated by reference into this prospectus which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The financial data presented for the interim periods is not necessarily indicative of the results for the full year.

The summary consolidated financial data for the unaudited LTM Period have been prepared by adding the financial data from our audited consolidated financial statements for the fiscal year ended December 31, 2008 to the financial data from our unaudited condensed consolidated financial statements for the nine months ended September 26, 2009 and subtracting the financial data from our unaudited condensed consolidated financial statements for the nine months ended September 27, 2008 (each included elsewhere in this prospectus). The results of operations for the LTM Period are not necessarily indicative of the results to be expected for any future period.

The summary consolidated as adjusted financial data set forth below give effect to the Refinancing Transactions as if they had occurred on September 26, 2009 for balance sheet data purposes and September 27, 2008 for income statement purposes. Such data is based on assumptions and is presented for illustrative and informational purposes only and does not purport to represent what our actual financial position or results of operations would have been had this offering and the Refinancing Transactions actually been completed on the date or for the periods indicated, and is not necessarily indicative of our financial position or results of operations as of the specified date or in the future.

				Nine Months Ended		LTM Ended
	Fiscal Year Ended December 31			September 27	September 26	September 26
	2006	2007	2008	2008	2009	2009
				(Unaudited)	(Unaudited)	(Unaudited)

Statement of Operations Data
Net sales	$462,285	$584,376	$635,336	$490,523	$341,183	$485,996
Cost of sales	336,836	419,109	449,244	346,517	250,950	353,677

Gross profit	125,449	165,267	186,092	144,006	90,233	132,319
Selling, general and administrative expenses	83,276	92,898	99,185	76,623	60,971	83,533
Research and development expenses	4,938	6,077	6,589	5,160	4,569	5,998
Goodwill impairment	—	—	31,810	—	—	31,810
Restructuring costs	—	2,399	2,310	1,149	5,360	6,521
(Gain) loss from curtailment on post retirement benefit plan	(3,838)	2,745	(925)	(276)	(1,467)	(2,116)
Loss on sale/disposal of assets	—	313	1,584	193	516	1,907

Total operating expenses	84,376	104,432	140,553	82,849	69,949	127,653
Income from operations	41,073	60,835	45,539	61,157	20,284	4,666
Income (loss) from continuing operations	$8,941	$13,461	$6,718	$27,461	$300	$(20,443)

				Nine Months Ended		LTM Ended
	Fiscal Year Ended December 31			September 27	September 26	September 26
	2006	2007	2008	2008	2009	2009
				(Unaudited)	(Unaudited)	(Unaudited)

Other Financial Data:
EBITDA(1) (unaudited)	$54,828	$80,161	$72,632	$80,575	$35,720	$27,777
Adjusted EBITDA(2) (unaudited)	53,791	88,268	103,113	80,270	45,865	68,708
Depreciation and amortization	14,611	21,939	21,068	16,755	16,684	20,997
Capital expenditures	9,408	11,633	19,289	12,234	5,105	12,160

	LTM Ended
	September 26,
	2009
	(Unaudited)

As Adjusted Financial Data and Credit Statistics:
Cash interest expense(3)	$17,954
Net debt	173,338
Ratio of Adjusted EBITDA(2) to cash interest expense(3)	3.8	x
Ratio of net debt to Adjusted EBITDA(2)	2.5	x

	As of September 26, 2009
	Actual	As Adjusted
	(Unaudited)
	(Dollars in thousands, except ratio data)

Balance Sheet Data:
Cash and cash equivalents	$71,940	$44,534
Total assets	490,871	467,224
Total liabilities	350,590	335,834
Total stockholders’ equity	140,281	131,390

(1)	EBITDA, as used herein, represents net income (loss) plus provision (benefit) for income taxes, net interest expense, and depreciation and amortization. We consider EBITDA to be an important measure of performance from core operations because EBITDA excludes various income and expense items that we believe are not indicative of our operating performance. We have included information concerning EBITDA in this prospectus because we believe that such information is used by certain investors as one measure of a company’s historical ability to service debt. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies. EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States (“GAAP”) and accordingly should not be considered as an alternative to, or more meaningful than, earnings from operations, cash flows from operations or other traditional indications of a company’s operating performance or liquidity. EBITDA has important limitations, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The table below provides a reconciliation of net income (loss) to EBITDA.

(2)	Adjusted EBITDA, as used herein represents EBITDA before other non-operating expense (income), restructuring costs, (gain) loss from curtailment on post retirement benefit plan, goodwill impairment, loss on sale/disposal of assets, stock based compensation and inventory adjustment. We consider Adjusted EBITDA to be an important measure of performance from core operations because Adjusted EBITDA excludes various income and expense items that we believe are not indicative of our operating performance. We believe that Adjusted EBITDA is useful to investors in evaluating our ability to incur and service debt, make capital expenditures and meet working capital requirements. We also believe that Adjusted EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in the same industry, as the calculation of Adjusted EBITDA eliminates, among other things, the effects of financing and other transactions and costs and the accounting effects of capital spending, all of which may vary from one company to another for reasons unrelated to overall operating performance. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and accordingly should not be considered as an alternative to, or more meaningful than, earnings from operations, cash flows from operations or other traditional indications of a company’s operating performance or liquidity. Adjusted EBITDA has important limitations, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The following table provides a reconciliation of net income (loss) to Adjusted EBITDA:

				Nine Months Ended		LTM Ended
	Fiscal Year Ended December 31,			September 27,	September 26,	September 26,
	2006	2007	2008	2008	2009	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in thousands)

Net income (loss)	$8,941	$11,460	$6,494	$27,237	$300	$(20,443)
Adjustments:
Provision (benefit) for income taxes	5,797	8,208	16,731	14,127	(143)	2,461
Interest expense, net	25,479	38,554	28,339	22,456	18,879	24,762
Depreciation and amortization	14,611	21,939	21,068	16,755	16,684	20,997

EBITDA	54,828	80,161	72,632	80,575	35,720	27,777
Adjustments:
Other non-operating expense (income)	856	612	(6,249)	(2,887)	1,248	(2,114)
Restructuring costs(a)	—	2,399	2,310	1,149	5,360	6,521
(Gain) loss from curtailment on post retirement benefit plan(b)	(3,838)	2,745	(925)	(276)	(1,467)	(2,116)
Goodwill impairment(c)	—	—	31,810	—	—	31,810
Loss on sale/disposal of assets(d)	—	313	1,584	193	516	1,907
Stock based compensation(e)	1,945	2,038	1,951	1,516	2,273	2,708
Inventory adjustment(f)	—	—	—	—	2,215	2,215

Adjusted EBITDA	$53,791	$88,268	$103,113	$80,270	$45,865	$68,708

(a)	Represents costs associated with reducing headcount, consolidating operating facilities and relocating manufacturing to lower cost areas.

(b)	In October 2007, we renegotiated our contract with the labor union at our Erie, Pennsylvania facility, resulting in a provision to close the plant by December 2008 and triggering a special retirement pension feature and plan curtailment. In August 2008, an announcement was made that we would no longer be closing the plant in Erie, Pennsylvania and that we would continue to employ those employees that had not previously been terminated. In connection with the change at the Erie, Pennsylvania plant, as employees were terminated, we recorded a post-retirement benefit plan curtailment gain. In March 2009, we reached a new collective bargaining agreement with the union at our Erie, Pennsylvania facility, resulting in a provision that eliminates benefits that employees were entitled to receive through the existing other post employment benefit plan (“OPEB”). OPEB benefits will no longer be available for retired and active employees.

(c)	In the fourth quarter of 2008, we recorded a non-cash impairment of goodwill related to our TB Wood’s, Huco and Warner Linear businesses. The impairment was driven by the economic downturn.

(d)	Represents the loss on sale or abandonment of fixed assets at various locations.

(e)	Represents non-cash stock based compensation for key management.

(f)	Represents a non-cash inventory charge taken in the first quarter of 2009 due to the economic downturn.

(3)	As adjusted cash interest expense represents cash interest paid for the LTM Period after giving effect to the Refinancing Transactions as if they had occurred on September 28, 2008.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the years ended December 31, 2008, 2007, 2006, 2005 and the period from inception (December 1, 2004) to December 31, 2004, and the nine months ended September 26, 2009. The table also includes the ratio of earnings to fixed charges for our predecessor, Power Transmission Holding LLC, for the period from January 1, 2004 through November 30, 2004.

											Period from	Period from
											December 1,	January 1,
	Nine Months										2004 to	2004 to
	Ended										December 31,	November 30,
	September 26,		Fiscal Year Ended December 31,								2004	2004
	2009		2008		2007		2006		2005			Predecessor

Ratio of earnings to fixed charges	1.01	x	1.80	x	1.56	x	1.70	x	1.48	x	*	3.63x

*	Earnings were insufficient to cover fixed charges in the period December 1 to December 31, 2004 by $6.0 million.

For purposes of calculating the ratios of earnings to fixed charges:

1. Earnings is the amount of income before income taxes, discontinued operations, cumulative effect of change in accounting principle charges, and fixed charges.

2. Fixed charges is the sum of (i) interest expense and (ii) a portion of rental expense which we believe is representative of the interest component of rental expense.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated are identical to the ratios presented in the table above.

RISK FACTORS

Participating in the exchange offer and investing in the registered notes involves a high degree of risk. You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before making a decision on whether to participate in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Associated with the Exchange Offer

An active trading market may not develop for the registered notes, which may affect your ability to resell your registered notes.

The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there is a risk that:

•	a liquid trading market for the registered notes may not develop;

•	holders may not be able to sell their registered notes; or

•	the price at which the holders would be able to sell their registered notes may be lower than anticipated and lower than the principal amount or original purchase price.

If a trading market were to develop, the trading price of the registered notes will depend on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

We understand that the Initial Purchaser of the old notes presently intends to make a market in the notes. However, it is not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market may not exist for the registered notes, and any trading market that does develop may not be liquid.

In addition, any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “The Exchange Offer.”

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue registered notes as part of this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

If you fail to exchange your old notes, there will continue to be restrictions on your ability to resell your old notes and such notes may become less liquid.

Following the exchange offer, old notes that you do not tender or that we do not accept will continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue registered notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal. Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer will be substantially limited.

Risks Related to the Registered Notes

Our substantial level of indebtedness could adversely affect our financial condition, harm our ability to react to changes to our business, and prevent us from fulfilling our obligations under our debt.

As of September 26, 2009, after giving pro forma effect to the offering of the old notes and the entry by Altra Industrial into the new senior secured credit facility, we would have $217.9 million of indebtedness outstanding. Under Altra Industrial’s new senior secured credit facility we have an initial amount of up to $50.0 million available for additional borrowing (subject to adjustment pursuant to a borrowing base and subject to increase from time to time in accordance with the terms of the credit facility). See the section entitled “Description of Other Indebtedness” for more detailed information.

Our high level of indebtedness could have significant adverse effects on our business, including the following:

•	make it more difficult for us to satisfy our obligations with respect to the registered notes;

•	our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, or general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow from operations to pay interest on the registered notes and our other indebtedness, which will reduce the funds available to us for operations and other purposes;

•	all of the indebtedness outstanding under our purchase money indebtedness, equipment financing, and real estate mortgages will have a prior ranking claim on the underlying assets;

•	our ability to fund a change of control offer may be limited;

•	our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

•	we may be restricted from making strategic acquisitions or exploiting other business opportunities.

We expect to use cash flow from operations to pay our expenses and amounts due under the registered notes and our outstanding indebtedness. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic, and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the notes, or to fund other liquidity needs. If we do not have enough money, we may be required to refinance all or part of our then-existing debt (including the notes), sell assets, or borrow more money. We may not be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including Altra Industrial’s new senior secured credit facility and the indentures governing the registered notes, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially and adversely affect the value of the notes and our ability to pay the amounts due under the registered notes.

Despite our substantial indebtedness, we may still incur significantly more debt. This could exacerbate the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. Our business is capital intensive, and we regularly seek additional capital. Although the indenture governing the registered notes and Altra Industrial’s new senior secured credit facility contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions, including secured debt, could be substantial. Altra Industrial’s new senior secured credit facility permits additional borrowings in an initial amount of up to $50.0 million (subject to adjustment pursuant to a borrowing base and subject to increase from time to time in accordance with the terms of the credit facility). Adding additional debt to current debt levels could exacerbate the leverage-related risks described above. If we incur any additional indebtedness that ranks equally with the registered notes, the holders of that debt will be entitled to share ratably with the holders of the registered notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us, subject to any collateral securing the registered notes. See the section entitled “Description of Other Indebtedness” for more detailed information.

To service our indebtedness and other obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the registered notes, and to fund working capital needs and planned capital expenditures, will depend on our ability to generate cash in the future. A significant reduction in our operating cash flows resulting from changes in economic conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the registered notes and our other indebtedness.

We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available to us under Altra Industrial’s new senior secured credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including these registered notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the registered notes, on or before the maturity of the debt. We cannot assure you that we will be able to refinance any of our indebtedness, including Altra Industrial’s new senior secured credit facility and the registered notes, on commercially reasonable terms or at all.

We are a holding company and depend upon the earnings of our subsidiaries to make payments on the registered notes.

We are a holding company and conduct all of our operations through our subsidiaries. All of our operating income is generated by our operating subsidiaries. We must rely on dividends and other advances and transfers of funds from our subsidiaries, and earnings from our investments in cash and marketable securities, to provide the funds necessary to meet our debt service obligations, including payment of principal and interest on the registered notes. Although we are the sole stockholder, directly or indirectly, of each of our operating subsidiaries and therefore able to control their respective declarations of dividends, applicable laws may prevent our operating subsidiaries from being able to pay such dividends. In addition, such payments may be restricted by claims against our subsidiaries by their creditors, such as suppliers, vendors, lessors, and employees, and by any applicable bankruptcy, reorganization, or similar laws applicable to our operating subsidiaries. The availability of funds, and therefore the ability of our operating subsidiaries to pay dividends or make other payments or advances to us, will depend upon their operating results.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the registered notes.

Any default under Altra Industrial’s new senior secured credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the registered notes and substantially decrease the market value of the registered notes. If we are unable to generate sufficient cash flows and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness including Altra Industrial’s new senior secured credit facility, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed under such agreements to be due and payable, together with accrued and unpaid interest, the lenders under Altra Industrial’s new senior secured credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may, in the future, need to seek to obtain waivers from the required lenders under Altra Industrial’s new senior secured credit facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under Altra Industrial’s new senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under Altra Industrial’s new senior secured credit facility, the lenders could exercise their rights as described above and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, such as the lenders under Altra Industrial’s new senior secured credit facility and holders of the registered notes, could proceed against the collateral securing the debt. Because the indenture governing the registered notes and Altra Industrial’s new senior secured credit facility will have customary cross-default provisions, if the indebtedness under the registered notes or under Altra Industrial’s new senior secured credit facility or any of our other debt is accelerated, we may be unable to repay or finance the amounts due. See the section entitled “Description of Other Indebtedness” for more detailed information.

The registered notes impose significant operating and financial restrictions, which may prevent us from pursuing our business strategies or favorable business opportunities.

Subject to a number of important exceptions, the indenture governing the registered notes and Altra Industrial’s new senior secured credit facility may limit our and Altra Industrial’s ability to:

•	incur more debt;

•	pay dividends or make other distributions;

•	redeem stock;

•	issue stock of subsidiaries;

•	make certain investments;

•	create liens;

•	reorganize our corporate structure;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer or sell assets.

The restrictions contained in the indenture governing the registered notes and Altra Industrial’s new senior secured credit facility may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. A breach of any of these covenants or the inability to comply with the required financial ratios could result in a default under the notes, Altra Industrial’s new senior secured credit facility, or the indenture governing the registered notes, as applicable. If any such default occurs, the lenders under Altra Industrial’s senior secured credit facility and the holders of our registered notes may elect to declare all of their respective outstanding debt, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. The lenders under Altra Industrial’s new senior secured credit facility also have the right in these circumstances to terminate any commitments they have to provide further borrowings. In addition, following an event of default under Altra Industrial’s new senior secured credit facility, the lenders under the facility will have the right to proceed against the collateral granted to them to secure the debt. If the debt under Altra Industrial’s new senior secured credit facility or the registered notes were to be accelerated, our assets may not be sufficient to repay in full the registered notes and all of our other debt. See the section entitled “Description of Other Indebtedness” for more detailed information.

We may not be able to satisfy our obligations to holders of the registered notes upon a change of control or sale of assets.

Upon the occurrence of a change of control, as defined in the indenture, we will be required to offer to purchase the notes at a price equal to 101% of the principal amount of such notes, together with any accrued and unpaid interest, to the date of purchase. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Upon the occurrence of an asset sale, as defined in the indenture, we will under certain circumstances be required to offer to purchase the registered notes at a price equal to 100% of the principal amount of such registered notes, together with any accrued and unpaid interest, to the date of purchase. See “Description of Notes — Repurchase at the Option of Holders — Asset Sale.”

We cannot assure you that, if a change of control offer or asset sale offer is made, we will have available funds sufficient to pay the change of control purchase price or asset sale purchase price for any or all of the registered notes that might be delivered by holders of the notes seeking to accept the change of control offer or asset sale offer. If we are required to purchase notes pursuant to a change of control offer or asset sale offer, we would be required to seek third-party financing to the extent we do not have available funds to meet our purchase obligations. There can be no assurance that we will be able to obtain such financing on acceptable terms to us or at all. Accordingly, none of the holders of the registered notes may receive the change of control purchase price or asset sale purchase price for their notes. Our failure to make or consummate the change of control offer or asset sale offer, or to pay the change of control purchase price or asset sale purchase price when due, will give the holders of the registered notes the rights described in “Description of Notes — Events of Default and Remedies.”

In addition, the events that constitute a change of control or asset sale under the indenture may also be events of default under Altra Industrial’s new senior secured credit facility. These events may permit the lenders under Altra Industrial’s new senior secured credit facility to accelerate the debt outstanding thereunder and, if such debt is not paid, to enforce security interests in our specified assets, thereby limiting our ability to raise cash to purchase the notes and reducing the practical benefit of the offer-to-purchase provisions to the holders of the registered notes.

The proceeds from the collateral securing the registered notes may not be sufficient to pay all amounts owed under the registered notes if an event of default occurs.

The registered notes will rank senior in right of payment to all existing and future senior subordinated indebtedness and equal in right of payment with all other existing and future senior indebtedness, but will be effectively senior to all future unsecured senior indebtedness and unsecured trade credit. The registered notes will be unconditionally guaranteed on a senior secured basis by each of our existing and future domestic subsidiaries. The guarantees will rank senior in right of payment to all existing and future senior subordinated indebtedness of these subsidiaries, and equal in right of payment with all existing and future senior indebtedness of these subsidiaries.

The registered notes and the guarantees will be secured by a security interest in substantially all of our and our domestic subsidiaries’ tangible and intangible assets. The registered notes, however, will not be secured by any assets of our foreign subsidiaries, representing approximately 31% of our consolidated assets as of September 26, 2009, or our unrestricted subsidiaries. The registered notes and the guarantees also will be secured by a pledge of the stock of our domestic subsidiaries. The liens on the collateral that secure the registered notes and the guarantees will be contractually subordinated pursuant to an intercreditor agreement to the liens securing the indebtedness under Altra Industrial’s new senior secured credit facility. Therefore, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, or an acceleration of our indebtedness under Altra Industrial’s new senior secured credit facility, the assets that secure Altra Industrial’s new senior secured credit facility on a first priority basis must be used first to pay the lenders thereunder before any payments are made therewith on the registered notes.

No appraisal of the value of the collateral has been made in connection with the offering of the registered notes, and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers, and other factors. Consequently, we cannot assure you that liquidating the collateral securing the registered notes would produce proceeds in an amount sufficient to pay any amounts due under the registered notes after also satisfying the obligations to pay any other senior secured creditors. Nor can we assure you that the fair market value of the collateral securing the registered notes would be sufficient to pay any amounts due under the registered notes following their acceleration.

Additionally, the terms of the indenture will allow us to issue additional notes in certain circumstances. The indenture will not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness-to-asset values. Any additional registered notes issued pursuant to the indenture will rank pari passu with the registered notes and be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of additional registered notes pursuant to the indenture may have the effect of significantly diluting your ability to recover payment in full from the then existing pool of collateral. In addition, releases of collateral from the liens securing the registered notes are permitted under some circumstances. See “Description of Notes — Security.”

The collateral is subject to casualty risks.

We will be obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards as is customarily done by corporations having assets of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the registered notes.

The registered notes will not be guaranteed by any of our foreign, immaterial or unrestricted subsidiaries, and the registered notes and the guarantees of the registered notes will not be secured by any assets of our foreign, immaterial or unrestricted subsidiaries.

The subsidiary guarantors of the registered notes include only our domestic subsidiaries. The registered notes will not be guaranteed by any of our foreign, immaterial or unrestricted subsidiaries, and the registered notes and the guarantees of the registered notes will not be secured by any assets of our foreign, immaterial or unrestricted subsidiaries. In addition, although the registered notes and the guarantees of the registered notes will be secured by a pledge of 65% of the capital stock of our foreign subsidiaries, the registered notes and the guarantees of the registered notes will not be secured by the remaining capital stock of our foreign subsidiaries. As a result of this structure, the registered notes will be structurally subordinated to all indebtedness and other obligations, including trade payables, of our non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding involving a non-guarantor subsidiary, the assets of that subsidiary cannot be used to pay registered note holders until after all other claims against that subsidiary, including trade payables, have been fully paid. In addition, holders of minority equity interests in non-guarantor subsidiaries may receive distributions prior to, or pro rata with, us, depending on the terms of the equity interests.

The historical financial data included in this prospectus include our non-guarantor subsidiaries. In fiscal 2008, the aggregate net sales of our non-guarantor subsidiaries were $222.4 million, representing approximately 35% of our consolidated sales. As of December 31, 2008, and September 26, 2009, the aggregate total assets (based on book value) of our non-guarantor subsidiaries were $152.6 million, representing approximately 30% of our total assets (based on book value), and $154.4 million, representing approximately 31% of our total assets (based on book value), respectively.

In addition, our unrestricted subsidiaries will not be subject to the restrictive covenants in the indenture under which the registered notes are being issued. As a result, our unrestricted subsidiaries will be able to engage in many of the activities that we and our restricted subsidiaries are prohibited or limited from doing under the terms of the indenture, such as selling, conveying or distributing assets, incurring additional debt, pledging assets, guaranteeing debt, paying dividends, making investments and entering into mergers or other business combinations, subject to certain restrictive covenants in any of their financing documents, as applicable. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the registered notes, and may reduce the amount of our assets that will be available to satisfy your claims should we default on the registered notes. As of the date of the indenture, we will not have any unrestricted subsidiaries.

Holders of registered notes will not control decisions regarding collateral.

In connection with this offering, the trustee and collateral agent for the holders of the registered notes will enter into an intercreditor agreement with the agent under Altra Industrial’s new senior secured credit facility. The intercreditor agreement will provide, among other things, that the lenders under Altra Industrial’s new senior secured credit facility will control substantially all matters related to the collateral that secures Altra Industrial’s new senior secured credit facility on a first priority basis, the lenders under Altra Industrial’s new senior secured credit facility may foreclose on or take other actions with respect to such collateral with which holders of the registered notes may disagree or that may be contrary to the interests of holders of the registered notes, to the extent such collateral is released from securing Altra Industrial’s new senior secured credit facility to satisfy such claims, the liens on such collateral securing the registered notes will also automatically be released without any further action by the trustee, collateral agent or the holders of the registered notes, and the holders of the registered notes will agree to waive certain of their rights relating to such collateral in connection with a bankruptcy or insolvency proceeding involving us or any guarantor of the registered notes. See the sections entitled “Description of Notes — Security” and “Description of Notes — Intercreditor Agreement.”

A court could void the registered notes, the guarantees, or the security interests under fraudulent conveyance laws.

Under the U.S. bankruptcy law and comparable provisions of the state fraudulent transfer laws, the registered notes, the guarantees, or the grant of the security interests could be voided, or claims in respect to the registered notes, the guarantees or the grant of the security interests could be subordinated to all of our existing debt or our guarantors’ other debts if, among other things, we, at the time of the issuance of the registered notes, our guarantors, at the time they incurred the indebtedness evidenced by their guarantees, or we or our guarantors, at the time we or our guarantors granted the security interests:

•	intended to hinder, delay or defraud any present or future creditor; or

•	received less than reasonably equivalent value and/or fair consideration for the issuance of the registered notes, the incurrence of the guarantee, or the granting of the security interests; or

•	were insolvent or rendered insolvent by reason of the issuance of the registered notes, the incurrence of the guarantee, or the granting of the security interests; or

•	were engaged in a business or transaction for which our, our guarantors’ or the security-interest grantors’ remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or our guarantors would incur, debts beyond our or our guarantors’ ability to pay such debts as they mature.

Moreover, any payments made by us on the registered notes or by our guarantors pursuant to their guarantees could be voided and required to be returned to us or our guarantors, or to a fund for the benefit of our creditors or our guarantors’ creditors. To the extent that the registered notes, any guarantees or any security interests are voided as a fraudulent conveyance, the claims of holders of the registered notes would be adversely affected.

In addition, a legal challenge of the registered notes, the guarantees, or the security interests on fraudulent transfer grounds will focus on, among other things, the benefits, if any, realized by us, our guarantors, or any grantors of security interests as a result of the issuance of the registered notes. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the governing law. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that the registered notes are being issued, guarantees are being incurred, and the security interests are being granted for proper purposes, in good faith, and for fair consideration and reasonably equivalent value, and that we, after giving effect to the issuance of the registered notes, each guarantor, after giving effect to its guarantee of the registered notes, and each grantor of security interests, after giving effect to the grant of those security interests, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged, and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations, or that a court would agree with our conclusions in this regard.

Rights of holders of registered notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the registered notes to repossess and dispose of the collateral securing the registered notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to, or possibly even after, the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the registered notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the registered notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the registered notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the registered notes, the holders of the registered notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Rights of holders of registered notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired in the future.

The liens securing the registered notes cover substantially all of our and our domestic subsidiaries’ tangible and intangible assets, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after acquired collateral. Neither the trustee, nor the collateral agent for the registered notes has any obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the lien thereon or of the priority of the lien securing the registered notes.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral to secure the registered notes, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (1) the pledgor is insolvent at the time of the pledge, (2) the pledge permits the holders of the registered notes to receive a greater recovery than if the pledge had not been given, and (3) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Our domestic subsidiaries may be unable to fulfill their obligations under their guarantees.

The registered notes and the guarantees will be secured by a security interest in substantially all of our domestic subsidiaries’ tangible and intangible assets. We expect that our domestic subsidiaries will use cash flow from operations to pay amounts due, if any, pursuant to their guarantees of the registered notes. The ability of such subsidiaries to make these payments depends on our future performance, which will be affected by financial, business, economic, and other factors, many of which we cannot control. Such subsidiaries’ businesses may not generate sufficient cash flow from operations in the future and their anticipated growth in revenue and cash flow may not be realized, either or both of which could result in their being unable to honor their guarantees or to fund other liquidity needs. If such subsidiaries do not have enough money, they may be required to refinance all or part of their then-existing debt, sell assets, or borrow more money. They may not be able to accomplish any of these alternatives on terms acceptable to them, or at all. In addition, the terms of existing or future debt agreements, including Altra Industrial’s new senior secured credit facility and our indentures, may restrict such subsidiaries from adopting any of these alternatives. The failure of our subsidiaries to generate sufficient cash flow or to achieve any of these alternatives could materially and adversely affect the value of the registered notes and the ability of such subsidiaries to pay the amounts due under their guarantees, if any.

The information contained in our Form 10-K for the Fiscal Year Ended December 31, 2008, our Form 10-Qs for the Fiscal Quarters Ended March 28, 2009, June 27, 2009 and September 26, 2009 and our Definitive Proxy Statement dated April 3, 2009, does not contain all the revisions to our disclosure suggested by the SEC in their comment letters during fiscal year 2009.

During fiscal year 2009, the SEC reviewed and commented on our Form 10-K for the Fiscal Year Ended December 31, 2008, our Form 10-Q for the Fiscal Quarter Ended March 31, 2009 and our Definitive Proxy Statement dated April 3, 2009. In their comment letter, the SEC asked us to revise our disclosures in our applicable future filings and to show them in our supplemental response what our proposed revisions would look like. We responded to such comments and on September 11, 2009, the SEC informed us that they had completed their review of our Form 10-K, Form 10-Q and Definitive Proxy Statement and had no further comments.

To the extent practicable, we have included additional disclosure in our Form 10-Q for the Fiscal Quarter Ended September 26, 2009 in response to the SEC’s comments. However, our Form 10-Q for the Fiscal Quarter Ended September 26, 2009, is not required to include and does not include disclosure in response to certain of the SEC’s comments. Specifically, our Form 10-Q does not contain disclosure in response to the SEC’s comments regarding our presentation of warranty costs, nor does it contain disclosure in response to the SEC’s comments on our Definitive Proxy Statement related to compensation discussion and analysis. We intend to include these revisions in applicable future filings.

THE EXCHANGE OFFER

Purpose and Effect

We issued the old notes on November 25, 2009 to the Initial Purchasers pursuant to Section 4(2) of the Securities Act and the Initial Purchasers resold the old notes to qualified institutional buyers, or QIBs, or persons reasonably believed to be QIBs pursuant to Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act. In connection with this original issuance, we and the subsidiary guarantors entered into a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. Copies of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement on Form S-4 of which this prospectus forms a part.

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that the registered notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for old notes acquired by you as a result of market-making or other trading activities. This interpretation, however, is based on your representation to us that:

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

•	you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

If you have any of the disqualifications described above or cannot make any of the representations set forth above, you may not rely on this interpretation by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all those requirements. Each broker-dealer that receives registered notes for its own account in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See “Plan of Distribution.”

If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you may elect to have your old notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the earlier of (a) two years from the date the securities were originally issued, (b) the date on which all the securities registered under the shelf registration statement are disposed in accordance with the shelf registration statement or (c) there ceases to be any old notes outstanding. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “— Procedures for Tendering.”

We note that under the registration rights agreement, we were required to file a registration statement with the SEC by or on February 23, 2010, and such registration statement, as amended, is required to be declared effective by or on September 21, 2010. Failure to meet such requirements as of the applicable dates subjects us to an additional interest penalty on the old notes of .25% per annum for the first 90 days following such date, with an additional increase of .25% per annum for each 90-day period thereafter. The amount of additional interest penalty at any time is capped at 1.00% per annum and such penalty ceases to accrue after we have filed our registration statement or it has been declared effective, as applicable.

Consequences of Failure to Exchange

After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes may continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to the time of expiration. We will issue a principal amount of registered notes in exchange for the principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 principal amount.

The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture which governs the old notes. The registered notes and old notes will be deemed a single issue of securities under the indenture.

As of the date of this prospectus, $210.0 million aggregate principal amount of old notes was outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered old notes because of an invalid tender or the failure of any conditions to the exchange offer to be satisfied, we will return the unaccepted old notes, without expense, to the tendering holder promptly after the time of expiration or termination of the tender offer. For the conditions of the exchange offer see “— Conditions.”

You will not be required to pay brokerage commissions or fees or, except as set forth below under “— Transfer Taxes,” transfer taxes with respect to the exchange of your old notes in the exchange offer.

We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Fees and Expenses” below.

Expiration; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2010, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not currently intend to extend the exchange offer, although we reserve the right to do so. If we do extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the exchange offer.

We also reserve the right, in our sole discretion:

•	subject to applicable law, to delay accepting any old notes and extend the exchange offer if any of the conditions set forth below under “— Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies, provided that, in the event of a material change in the exchange offer, involving the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

Procedures for Tendering

Book-Entry Interests

The old notes were issued as global notes in fully registered form. Beneficial interests in the global notes, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration either:

•	a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by that letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, in order to deliver old notes held in the form of book-entry interests:

•	a timely confirmation of book-entry transfer of those old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “— Book-Entry Transfer” must be received by the exchange agent prior to the time of expiration; or

•	you must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the time of expiration. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

Certificated Old Notes

Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “— Exchange Agent.” In addition, in order to validly tender your certificated old notes:

•	the certificates representing your old notes must be received by the exchange agent prior to the time of expiration; or

•	you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

If you tender an old note and you do not withdraw the tender prior to the time of expiration, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution, including most banks, savings and loan associations and brokerage houses, that is a medallion signature guarantor, each an “eligible institution,” unless:

•	old notes tendered in the exchange offer are tendered either:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the holder’s letter of transmittal; or

•	for the account of an eligible institution; and

•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of its authority to act on your behalf.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes, our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes; provided, however, that, in the event we waive any condition of tender for any noteholder, we will waive that condition for all noteholders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your old notes within the time period we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you if:

•	you improperly tender your old notes; or

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or improper tender.

Unless otherwise provided in the letter of transmittal, the exchange agent will return your old notes promptly following the expiration of the exchange offer.

In addition, we reserve the right, in our sole discretion, to:

•	purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

•	terminate the exchange offer upon the failure of any condition to the exchange offer to be satisfied; and

•	to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer. By tendering in the exchange offer, you will represent to us that, among other things:

•	you are not an “affiliate” of us, as defined in Rule 405 under the Securities Act;

•	if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from the issuer and you comply with the prospectus delivery requirements of the Securities Act;

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer.

In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, promptly after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

•	you tender through an eligible institution;

•	on or prior to the time of expiration, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

•	the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;

•	the amount of old notes you are tendering; and

•	a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•	the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

•	a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Book-Entry Transfer

The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC’s procedures for transfer.

If you are unable to:

•	deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

•	deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration; then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to the time of expiration.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “— Exchange Agent” prior to the time of expiration.

The notice of withdrawal must:

•	state your name;

•	identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of old notes to be withdrawn;

•	be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

•	specify the name in which the old notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any withdrawn tenders of old notes will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost promptly after withdrawal, rejection of tender or termination of the exchange offer.

Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the time of expiration.

Conditions

Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes in the exchange offer and may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer the exchange offer would not be permitted by applicable laws or a policy of the SEC, or the exchange offer violates any applicable interpretation of the SEC.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in our sole discretion. If we waive a condition, we may be required to extend the expiration of the exchange offer in order to comply with applicable securities laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time (in the case of any condition involving governmental approvals necessary for the completion of the exchange offer) and at any time prior to the time of expiration (in the case of all other conditions).

In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Hand, Regular, Registered or Certified Mail or Overnight Courier:

The Bank of New York Mellon Trust Company, N.A.
Corporate Trust Operations
Reorganization Unit
Attn: Mr. Randolph Holder
101 Barclay Street, 7 East
New York, New York 10286

By Facsimile:

212-298-1915, Attn: Corporate Trust Operations

For more information or confirmation by telephone please call 212-815-5098. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event, the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the registered notes under accounting principles generally accepted in the United States of America.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the registered notes. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive, in exchange, an equal number of old notes in like principal amount. The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes, except that the registered notes will be registered under the Securities Act and will not have the same registration rights or additional interest payment provisions. The old notes surrendered in exchange for the registered notes will be retired and marked as cancelled and cannot be reissued.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected historical consolidated audited and unaudited financial and other data for the periods indicated. The data as of and for the years ended December 31, 2005, 2006, 2007 and 2008, and the period from inception (December 1, 2004) to December 31, 2004, have been derived from the audited Consolidated Financial Statements and Notes to Consolidated Financial Statements (2006, 2007 and 2008 are incorporated by reference into this prospectus). The data for the period from January 1, 2004 through November 30, 2004 is for PTH (the Predecessor). Colfax Corporation did not maintain separate financial statements for PTH as a stand-alone business. At the time of the PTH Acquisition, Colfax Corporation produced historical financial statements for PTH for the eleven-month period from January 1, 2004 through November 30, 2004. The data as of and for the nine months ended September 27, 2008 and September 26, 2009 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus. The data as of and for September 27, 2008 and September 26, 2009, in our opinion, include all adjustments, including usual recurring adjustments, necessary for a fair presentation of the data. The selected historical consolidated financial data below should be read in conjunction with our Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference into this prospectus and with the sections entitled “Summary — Summary Consolidated Historical and As Adjusted Financial Information,” “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 which is incorporated by reference into this prospectus, our Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2009, which is incorporated by reference into this prospectus and our Form 8-K filed on November 5, 2009, which amends Item 8 of Part II, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus.

		Altra
	Predecessor						Nine Months Ended
	1/1 to	12/1 to	Fiscal Year Ended December 31,				September 27,	September 26,
	11/30/04	12/31/04	2005	2006	2007	2008	2008	2009
							(Unaudited)	(Unaudited)

Statement of Operations Data:
Net sales	$275,037	$28,625	$363,465	$462,285	$584,376	$635,336	$490,523	$341,183
Cost of sales	209,253	23,847	271,952	336,836	419,109	449,244	346,517	250,950

Gross profit	65,784	4,778	91,513	125,449	165,267	186,092	144,006	90,233
Operating Expenses:
Selling, general, administrative and other operating expenses	45,321	8,973	61,579	83,276	92,898	99,185	76,623	60,971
Research and development expenses	3,947	378	4,683	4,938	6,077	6,589	5,160	4,569
Goodwill impairment	—	—	—	—	—	31,810	—	—
Restructuring costs	947	—	—	—	2,399	2,310	1,149	5,360
(Gain) loss from curtailment on post retirement benefit plan	—	—	—	(3,838)	2,745	(925)	(276)	(1,467)
Loss (gain) on sale/disposal of assets	(1,300)	—	(99)	—	313	1,584	193	516

Total operating expenses	48,915	9,351	66,163	84,376	104,432	140,553	82,849	69,949

Income (loss) from operations	16,869	(4,573)	25,350	41,073	60,835	45,539	61,157	20,284
Other non-operating income and expense:
Interest expense, net	4,294	1,612	19,514	25,479	38,554	28,339	22,456	18,879
Other non-operating (income) expense, net	148	—	(17)	856	612	(6,249)	(2,887)	1,248

Total other non-operating (income) and expense	4,442	1,612	19,497	26,335	39,166	22,090	19,569	20,127

			Altra
	Predecessor											Nine Months Ended
	1/1 to		12/1 to	Fiscal Year Ended December 31,								September 27,		September 26,
	11/30/04		12/31/04	2005		2006		2007		2008		2008		2009
												(Unaudited)		(Unaudited)

Income from continuing operations before income tax	12,427		(6,185)	5,853		14,738		21,669		23,449		41,588		157
Provision (benefit) for income taxes	5,532		(292)	3,349		5,797		8,208		16,731		14,127		(143)

Income (loss) from continuing operations	6,895		(5,893)	2,504		8,941		13,461		6,718		27,461		300
Loss from discontinued operations, net of income taxes	—		—	—		—		(2,001)		(224)		(224)		—

Net income (loss)	$6,895		$(5,893)	$2,504		$8,941		$11,460		$6,494		$27,237		$300

Other Financial Data:
Depreciation and amortization	$6,074		$919	$11,533		$14,611		$21,939		$21,068		$16,755		$16,684
Purchase of fixed assets	3,489		289	6,199		9,408		11,633		19,289		12,234		5,105
Cash flow provided by (used in):
Operating activities	3,604		5,623	12,023		11,128		41,808		45,114		31,634		52,054
Investing activities	953		(180,401)	(5,197)		(63,163)		(124,672)		(3,687)		5,076		(5,105)
Financing activities	(6,696)		179,432	(971)		83,837		84,537		(31,760)		(31,576)		(30,080)
Ratio of earnings to fixed charges(1)(2)	3.6	x	—	1.5	x	1.7	x	1.6	x	1.8	x	2.8	x	1.0	x
Basic earnings per share:
Net income from continuing operations	n/a		n/a	$278.22		$7.56		$0.57		$0.26		$1.08		$0.01
Net income (loss) from discontinued operations	n/a		n/a	—		—		(0.08)		(0.01)		(0.01)		—

Net income	n/a		n/a	$278.22		$7.56		$0.49		$0.25		$1.07		$0.01

Diluted earnings per share:
Net income from continuing operations	n/a		n/a	$0.13		$0.46		$0.55		$0.26		$1.05		$0.01
Net income (loss) from discontinued operations	n/a		n/a	—		—		(0.08)		(0.01)		(0.01)		—

Net income	n/a		n/a	$0.13		$0.46		$0.47		$0.25		$1.04		$0.01

						As of
	As of December 31,					September 27,	September 26,
	2004	2005	2006	2007	2008	2008	2009
						(Unaudited)	(Unaudited)
	(Dollars in thousands)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$4,729	$10,060	$42,527	$45,807	$52,073	$49,822	$71,940
Total assets	299,387	297,691	409,368	580,525	513,584	574,866	490,871
Long term debt	173,851	173,760	229,128	294,066	261,523	262,766	232,628
Total stockholders’ equity	29,088	24,951	79,416	146,432	128,865	170,635	140,281

(1)	For purposes of calculating the ratio for earnings to fixed charges, earnings represent income before income taxes, discontinued operations, cumulative effect of change in accounting principles and fixed charges. Fixed charges represent interest expense and a portion of rental expense which we believe is representative of the interest component of rental expense.

(2)	Earnings were insufficient to cover fixed charges in the period from December 1, 2004 to December 31, 2004 by $6.0 million.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “Altra” refers only to Altra Holdings, Inc. and not to any of its subsidiaries. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

We issued the old notes and will issue the new notes under the Indenture dated as of November 25, 2009, among Altra, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The term “notes” refers to the old notes and the new notes.

The following description is a summary of the material provisions of the indenture, the registration rights agreement, the Security Agreement and the Intercreditor Agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement, the Security Agreement and the Intercreditor Agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the registration rights agreement, the Security Agreement and the Intercreditor Agreement are available as set forth below under “— Additional Information.”

The registered holder of a registered note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	will be senior secured obligations of Altra;

•	will be pari passu in right of payment to all existing and future senior Indebtedness of Altra, including borrowings under the Credit Facilities;

•	will be effectively senior to all unsecured indebtedness of Altra to the extent of the assets securing the notes;

•	will be effectively subordinated to the Credit Facilities and to the obligations secured by certain other Permitted Liens to the extent of the assets securing such obligations;

•	will be senior in right of payment to any future subordinated Indebtedness of Altra; and

•	will be unconditionally guaranteed on a joint and several basis by the Guarantors.

The notes will be effectively subordinated to all first priority secured Indebtedness of Altra to the extent of the assets securing such Indebtedness, including, without limitation, Indebtedness of Altra under the Credit Facilities and other secured Indebtedness permitted to be incurred under the indenture. See “Risk Factors — Risks Related to the Notes — The proceeds from the collateral securing the registered notes may not be sufficient to pay all amounts owed under the registered notes if an event of default occurs.” As of September 26, 2009, after giving pro forma effect to this offering and the application of the net proceeds as described under “Use of Proceeds”, there would have been no first priority secured Indebtedness outstanding.

The Note Guarantees

The notes will initially be guaranteed by all of Altra’s Domestic Subsidiaries.

Each guarantee of the notes:

•	will be a senior secured obligation of the Guarantor;

•	will be pari passu in right of payment to all existing and future senior Indebtedness of that Guarantor;

•	will be effectively senior to all unsecured indebtedness of Altra to the extent of the assets securing such obligations;

•	will be effectively subordinated to the Credit Facilities and to the obligations secured by certain other Permitted Liens to the extent of the assets securing such obligations; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

Not all of Altra’s Subsidiaries will guarantee the notes. The notes will not be guaranteed by Altra’s existing Foreign Subsidiaries. In addition, Altra may acquire or own Foreign Subsidiaries in the future in accordance with the terms of the indenture, and such future Foreign Subsidiaries will not be required to guarantee the notes. As a result, the notes will be effectively subordinated to all of the existing and future liabilities of Altra’s Foreign Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of Altra’s Foreign Subsidiaries, Altra’s Foreign Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of September 26, 2009, Altra’s Foreign Subsidiaries had approximately $3.5 million of Indebtedness outstanding (other than Indebtedness to Altra or a Restricted Subsidiary). Altra’s Foreign Subsidiaries generated 32% of Altra’s consolidated revenues in the nine-month period ended September 26, 2009 and held 31% of Altra’s consolidated assets as of September 26, 2009. At the closing of this offering, only the Foreign Subsidiaries of Altra will be non-guarantor Subsidiaries.

As of the date of the indenture, all of Altra’s Subsidiaries will be Restricted Subsidiaries and there will be no Unrestricted Subsidiaries. However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” Altra will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Altra’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

Altra issued $210.0 million in aggregate principal amount of old notes in denominations of $2,000 and integral multiples of $1,000 thereof. The notes will mature on December 1, 2016. Altra may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” Any additional notes will be secured, equally and ratably, with the notes. As a result, the issuance of additional notes will have the effect of diluting the Collateral for the then outstanding notes. See “Risk Factors — Risks Related to the Notes— The proceeds from the collateral securing the registered notes may not be sufficient to pay all amounts owed under the registered notes if an event of default occurs.” Because, however, any additional notes may not be fungible with the notes for federal income tax purposes, they may have a different CUSIP number or numbers and be represented by a different global note or notes. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this Description of Notes, references to the notes include any additional notes actually issued.

Interest on the notes will accrue at the rate of 81/8% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year commencing on June 1, 2010. Interest on overdue principal and interest and Additional Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Altra will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Altra, Altra will pay all principal, interest and premium, and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Altra elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Altra may change the paying agent or registrar without prior notice to the holders of the notes, and Altra or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Altra will not be required to transfer or exchange any note selected for redemption. Also, Altra will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes and Altra’s obligations under the indenture will be guaranteed by each of Altra’s current and future Domestic Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes — A court could void the notes, the guarantees, or the security interests under fraudulent conveyance laws.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Altra or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, the registration rights agreement, its Note Guarantee, the Collateral Documents and the Intercreditor Agreement pursuant to a supplemental indenture and appropriate Collateral Documents satisfactory to the trustee and collateral agent; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Altra or a Restricted Subsidiary of Altra, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Altra or a Restricted Subsidiary of Altra, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of Altra as a result of the sale or other disposition;

(3) if Altra designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

Security

The notes and the Note Guarantees (together with Altra’s obligations under the indenture) will be secured by a lien on substantially all of the assets of Altra and the Guarantors, including a pledge of the Capital Stock owned directly by Altra and the Guarantors; provided, that no such pledge will include more than 65% of the Voting Stock of any of Altra’s Foreign Subsidiaries directly owned by Altra or any Guarantor.

Upon the occurrence of an Event of Default, the proceeds from the sale of Collateral securing the notes and Altra’s obligations under the indenture may be insufficient to satisfy Altra’s obligations under the notes and the indenture. No appraisals of any of the Collateral have been prepared in connection with this offering. Moreover, the amount to be received upon such a sale would be dependent upon numerous factors, including the condition, age and useful life of the Collateral at the time of the sale, as well as the timing and manner of the sale. By its nature, all or some of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral, if saleable, can be sold in a short period of time.

Subject to the terms of the Collateral Documents, Altra and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the notes to freely operate the Collateral and to collect, invest and dispose of any income therefrom in their sole discretion.

All funds distributed under the Collateral Documents and received by the collateral agent for the ratable benefit of the holders shall be distributed by the collateral agent in accordance with the provisions of the indenture.

The collateral release provisions of the indenture permit the release of Collateral without substitution of collateral having at least equal value under certain circumstances, including asset sales or dispositions made in compliance with the indenture.

Altra will be entitled to releases of assets (including Capital Stock of Restricted Subsidiaries) included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

(1) to enable Altra to consummate asset sales or dispositions that are not Asset Sales or that are Asset Sales permitted under the covenant described below under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) to enable Altra to consummate mergers, consolidations or sales of assets that are permitted under the covenant described below under the caption “— Certain Covenants — Mergers, Consolidation and Sale of Assets;”

(3) if any Subsidiary that is a Guarantor is released from its Note Guarantee, that Subsidiary’s assets will also be released;

(4) if Altra exercises its Legal Defeasance option or its Covenant Defeasance option as described below under the caption “— Legal Defeasance and Covenant Defeasance;” or

(5) upon satisfaction and discharge of the indenture or payment in full of the principal of and premium, if any, accrued and unpaid interest and Additional Interest, if any, on the notes and all other obligations that are then due and payable.

Intercreditor Agreement

The Collateral securing the notes, the Guarantees and Altra’s obligations under the indenture also serves as collateral to secure the obligations under the Credit Agreement. Altra, the Guarantors and the Collateral Agent, on

behalf of itself, the Trustee and the Holders, and the Administrative Agent, on behalf of itself and the Lenders, will enter into an Intercreditor Agreement which will provide, among other things:

(1) that Liens on the assets securing the notes will be junior to the Liens in favor of the administrative agent under the Credit Agreement, and consequently, the lenders will be entitled to receive proceeds from the foreclosure of any such assets prior to the Holders,

(2) that during any insolvency proceedings, the administrative agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral, and

(3) for the procedure for enforcing the Liens on the collateral, including (a) the distribution of sale, insurance or other proceeds of the Collateral and (b) permitting the administrative agent and the lenders under the Credit Agreement to enter into and use the Collateral securing the notes in order to realize on their collateral.

The Intercreditor Agreement will also provide that the Collateral Agent and the administrative agent will provide notices to each other with respect to the occurrence of events of default and the acceleration of the notes or the Indebtedness outstanding under the Credit Agreement, as the case may be.

Certain Bankruptcy and Other Limitations

The ability of the holders of the notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See the section entitled “Risk Factors — Risks Related to the Registered Notes.” The collateral agent’s ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the collateral agent’s Lien on the Collateral.

Additionally, the collateral agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property (if any) because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders.

Altra is permitted to form new Restricted Subsidiaries and to transfer all or a portion of the Collateral to one or more of their Restricted Subsidiaries that are Domestic Subsidiaries; provided, that each such new Domestic Subsidiary will be required to execute a Note Guarantee in respect of Altra’s obligations under the notes and the indenture and a supplement to the security agreement granting to the Collateral Agent a Lien on the assets of such Domestic Subsidiary on the same basis and subject to the same limitations as described in this section.

So long as no Default or Event of Default has occurred and is continuing, and subject to certain terms and conditions in the indenture and the Collateral Documents and other financing agreements for secured Indebtedness of Altra, each of Altra and the Guarantors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by them (other than payments of principal with respect to intercompany notes, which will be required to be pledged to the collateral agent) and to exercise any voting and other consensual rights and other rights pertaining to the Collateral pledged by them. Upon the occurrence and during the continuance of a Default or Event of Default upon written notice from the collateral agent, and subject to the terms of the Intercreditor Agreement,

(1) all rights of Altra or such Guarantor, as the case may be, to exercise such voting, consensual rights or other rights will cease and all such rights will become vested in the collateral agent, which, to the extent permitted by law, will have the sole right to exercise such voting, consensual rights or other rights;

(2) all rights of Altra or such Guarantor, as the case may be, to receive cash dividends, interest and other payments made upon or with respect to the Collateral will cease, and such cash dividends, interest and other payments will be paid to the collateral agent; and

(3) the collateral agent may sell the Collateral or any part thereof in accordance with, and subject to the terms of, the Collateral Documents.

No fair market value appraisals of any of the Collateral have been prepared by or on behalf of Altra in connection with the issuance of the notes. There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction of all other obligations in which any Collateral secures such other obligations owing to the holders of other Liens which have priority over the Lien securing the notes would be sufficient to satisfy the obligations owed to the holders of the notes.

The security interests granted by Altra and the Guarantors that secure the notes and the Note Guarantees will also be junior to Permitted Liens securing other existing Indebtedness. Subject to the restrictions on incurring Indebtedness in the indenture and the Credit Agreement, Altra and its Restricted Subsidiaries will also have the right to grant Liens securing Banking Services Obligations, Capital Lease Obligations, Hedging Obligations, and Purchase Money Indebtedness.

To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. Given the intangible nature of certain of the Collateral, any such sale of such Collateral separately from the assets of Altra as a whole may not be feasible. The ability of Altra to grant or perfect a security interest in certain Collateral may be limited by legal or other logistical considerations. The ability of the holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy.

Optional Redemption

At any time prior to December 1, 2012, Altra may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.125% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of an Equity Offering by Altra; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Altra and its Subsidiaries and any notes redeemed under the next succeeding paragraph) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering by Altra.

In addition, during each twelve-month period ending on December 1, 2010, 2011 and 2012, Altra may redeem up to 10% of the originally issued principal amount of notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each holder of notes or otherwise in accordance with the procedures of The Depository Trust Company (“DTC”), at a redemption price equal to 103% of the principal amount of the notes redeemed and accrued and unpaid interest and Additional Interest, if any, to the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

At any time prior to December 1, 2012, Altra may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice, mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at Altra’s option prior to          , 2012.

On or after December 1, 2012, Altra may on one or more occasions redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on December 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2012	106.094%
2013	104.063%
2014	102.031%
2015 and thereafter	100.000%

Unless Altra defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable date of redemption.

The agreements governing Altra’s other Indebtedness contain, and future agreements may contain, prohibitions of or restrictions on the Altra’s ability to redeem the notes.

Mandatory Redemption

Altra is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Altra to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Altra will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Altra will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. Altra will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Altra will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Altra will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Altra.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control. Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Altra will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Altra to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Altra repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Altra will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Altra and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Altra and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Altra to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Altra and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Altra will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Altra (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Altra or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Altra’s most recent consolidated balance sheet, of Altra or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Altra or such Restricted Subsidiary from or indemnifies against further liability;

(b) any securities, notes or other obligations received by Altra or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Altra or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Altra (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay senior secured Indebtedness and other Obligations under a Credit Facility that are secured by a first priority Lien and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Altra;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Altra (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 30 days thereof, Altra will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Altra may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Altra will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Altra will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Altra’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require Altra to repurchase the notes upon an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Altra. In the event a Change of Control or an Asset Sale occurs at a time when Altra is prohibited from purchasing notes, Altra could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Altra does not obtain a consent or repay those borrowings, Altra will remain prohibited from purchasing notes. In that case, Altra’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Altra’s ability to pay cash to the holders of notes upon a repurchase may be limited by Altra’s then existing financial resources. We may not have the ability to raise the funds necessary to finance the Change of Control Offer or the Asset Sale Offer required by the indenture. See “Risk Factors — Risks Related to the Registered Notes — We may not be able to satisfy our obligations to holders of the registered notes upon a change of control or sale of assets.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Altra will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Altra’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Altra or any of its Restricted Subsidiaries) or to the direct or indirect holders of Altra’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, other payments, or distributions payable in Equity Interests (other than Disqualified Stock) of Altra and other than dividends, other payments, or distributions payable to Altra or a Restricted Subsidiary of Altra);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Altra) any Equity Interests of Altra (other than any such Equity Interests owned by Altra or any Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Altra or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Altra and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Altra would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Altra and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Altra for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Altra’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Altra since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Altra (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Altra, in each case that have been converted into or exchanged for such Equity Interests (other than Equity Interests (and convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities) sold to a Subsidiary of Altra); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of Altra is redesignated as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of Altra’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary; plus

(e) 50% of any dividends received by Altra or a Restricted Subsidiary of Altra that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of Altra, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Altra for such period.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 90 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Altra) of, Equity Interests of Altra (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Altra; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Altra or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Altra to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Altra or any Restricted Subsidiary of Altra held by any current or former officer, director or employee of Altra or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period provided further that Altra may carry over and make in subsequent calendar year periods, in addition to the amounts permitted for such calendar year period, the amount of such repurchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year period up to a maximum of $2.0 million in any calendar year period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other similar rights or in connection with employee stock repurchase plans to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar rights;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Altra or any Restricted Subsidiary of Altra issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(8) other Restricted Payments in an aggregate amount not to exceed $20.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Altra or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Altra whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Altra will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Altra will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock; provided, however, that Altra may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for Altra’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Altra and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Altra and its Restricted Subsidiaries thereunder) not to exceed the greater of (1) $65.0 million and (2) the amount of the Credit Facilities Borrowing Base, less the aggregate amount of all Net Proceeds of Asset Sales applied by Altra or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

(2) the incurrence by Altra and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Altra and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the related registered notes and Note Guarantees to be issued pursuant to the registration rights agreement;

(4) Indebtedness represented by Capital Lease Obligations and Purchase Money Indebtedness, in each case, for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Altra or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million at any time outstanding;

(5) the incurrence by Altra or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (9), (12), (13), (14), (15) or (16) of this paragraph;

(6) the incurrence by Altra or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Altra and any of its Restricted Subsidiaries; provided, however, that:

(a) if Altra or any Guarantor is the obligor on such Indebtedness and the payee is not Altra or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Altra, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Altra or a Restricted Subsidiary of Altra and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Altra or a Restricted Subsidiary of Altra, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Altra or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Altra’s Restricted Subsidiaries to Altra or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Altra or a Restricted Subsidiary of Altra; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Altra or a Restricted Subsidiary of Altra, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Altra or any of its Restricted Subsidiaries of Banking Services Obligations and Hedging Obligations in the ordinary course of business;

(9) the guarantee by Altra or any of the Guarantors of Indebtedness of Altra or a Restricted Subsidiary of Altra to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Altra or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, bid and surety bonds and completion guarantees in the ordinary course of business;

(11) the incurrence by Altra or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (12) not to exceed the greater of (x) $15.0 million or (y) the amount of the Foreign Subsidiaries Borrowing Base as of the date of such incurrence;

(13) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business consistent with past practices;

(14) Indebtedness consisting of the financing of insurance premiums;

(15) Indebtedness consisting of Guarantees incurred in the ordinary course of business consistent with past practices under repurchase agreements or similar agreements in connection with the sales of goods in the ordinary course of business; and

(16) the incurrence by Altra or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $15.0 million.

Altra will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Altra or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Altra solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Altra will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Altra as accrued. For the purpose of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Altra or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

Altra will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Altra will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Altra or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Altra or any of its Restricted Subsidiaries;

(2) make loans or advances to Altra or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Altra or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes, the Note Guarantees and the Collateral Documents;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Altra or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) Purchase Money Obligations and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph; provided, that such encumbrances and restrictions relate only to the assets financed with such Indebtedness;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Banking Services Obligations and Hedging Obligations;

(10) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering any of the items being collected upon;

(11) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Altra’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(14) any such encumbrances or restricting consisting of customary provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder.

Merger, Consolidation or Sale of Assets

Altra will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Altra is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Altra and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Altra is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Altra) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company formed or existing under the laws of the United States or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, which corporation also becomes the co-issuer of the notes pursuant to a supplemental indenture reasonably satisfactory to the trustee;

(2) the Person formed by or surviving any such consolidation or merger (if other than Altra) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Altra under the notes, the indenture, registration rights agreement, the Collateral Documents and the Intercreditor Agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) Altra or the Person formed by or surviving any such consolidation or merger (if other than Altra), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(5) Altra has provided to the trustee and collateral agent an officers’ certificate and opinion of counsel stating that the applicable transaction complies with the provisions of the indenture, the notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement.

In addition, Altra will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Altra and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of Altra or a Restricted Subsidiary with an Affiliate solely for the purpose of reincorporating Altra or such Restricted Subsidiary in another jurisdiction.

Transactions with Affiliates

Altra will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Altra (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Altra or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Altra or such Restricted Subsidiary with an unrelated Person; and

(2) Altra delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Altra set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Altra; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Altra or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan (including retirement, health, stock option, equity incentive plans, employee stock purchase plans and other benefit plans), officer or director indemnification agreement, agreements to register securities of directors, officers, employees or other Affiliates, or any similar arrangement entered into by Altra or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Altra and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Altra) that is an Affiliate of Altra solely because Altra owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Altra;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Altra to Affiliates of Altra;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”;

(7) loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(8) any merger or other transaction with an Affiliate solely for the purpose of reincorporating Altra in another jurisdiction or creating a holding company of Altra; and

(9) any agreement existing and as in effect on the date of the indenture.

Business Activities

Altra will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Altra and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If Altra or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Altra may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Altra and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Altra. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Altra may

redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Altra as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Altra as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Altra will be in default of such covenant. The Board of Directors of Altra may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Altra; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Altra of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Altra will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes, the Note Guarantee, the Collateral Documents and the Intercreditor Agreement, unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Impairment of Security Interest

Neither Altra nor any of its Restricted Subsidiaries will (a) take or omit to take any action which would adversely affect or impair in any material respect the Liens (other than the incurrence of Permitted Liens) in favor of the collateral agent with respect to the Collateral, (b) grant to any Person (other than the collateral agent), or permit any Person (other than the collateral agent), to retain any interest whatsoever in the Collateral other than Permitted Liens or (c) enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the indenture, the notes, the Collateral Documents and the Intercreditor Agreement. Altra shall, and shall cause each Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as necessary to fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Documents and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Documents.

Real Estate Mortgages and Filings

With respect to any fee interest in any real property (individually and collectively, the “Premises”) (a) owned by Altra or a Domestic Subsidiary on the date of the indenture or (b) acquired by Altra or a Domestic Subsidiary after the date of the indenture, in each case with a purchase price or Fair Market Value as of the date of the indenture, as applicable, greater than $2.5 million, Altra shall deliver to the Collateral Agent (i) within 90 days of the date of the indenture in the case of clause (a), or (ii) within 90 days of the acquisition thereof in the case of clause (b), the following:

(1) as mortgagee, or as beneficiary under a deed of trust, fully executed counterparts of recordable mortgages or deeds of trust, as the case may be (each, a “Mortgage,” and, collectively the “Mortgages”), each duly executed by Altra or the applicable Domestic Subsidiary, and dated as of a date on or prior to the delivery of such Mortgage, together with evidence of the recordation of such Mortgage in the appropriate county clerk’s office in order to create a valid, perfected Lien, subject to Permitted Liens, against the Premises purported to be covered thereby; and

(2) mortgagee policies of title insurance in favor of the collateral agent, as mortgagee for the ratable benefit of the collateral agent, the trustee, the collateral agent and the holders of notes in an amount equal to the purchase price (for Premises acquired after the date of the indenture), or 100% of the Fair Market Value (for Premises owned by Altra of a Domestic Subsidiary on the date of the indenture), insuring that title to the Premises purported to be covered by the related Mortgage is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available, other customary endorsements and shall be accompanied by evidence of the payment in full of all premiums thereon; and shall be accompanied by evidence of the payment in full of all premiums thereon.

Landlord Waivers

Altra and each of its Domestic Restricted Subsidiaries shall use its commercially reasonable efforts to deliver with respect to its leasehold interests in each of the premises (collectively, the “Leased Premises”) occupied by Altra or such Domestic Restricted Subsidiary pursuant to leases (a) existing as of the date of the indenture and (b) entered into after the date of the indenture (collectively, the “Leases” and individually, a “Lease”) where the demised premises are used for the storage of inventory of equipment (other than immaterial amounts thereof), an agreement executed by the lessor under such Lease, whereby the landlord or lessor waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which shall be entered into by the collateral agent, and which provides for access to the premises after a termination of the Lease as a result of an event of default to remove such inventory or equipment (i) within 120 days of the date of the indenture in the case of clause (a), or (ii) within 90 days of the date of such Lease in the case of clause (b).

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Altra will furnish to the holders of notes or cause the trustee to furnish to the holders of notes (unless such reports or other communications are filed with the SEC and are publicly available), within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Altra were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Altra were required to file such reports.

Regardless of the availability on a website or through the SEC, Altra will deliver reports referred to in (1) and (2) above to the Trustee.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Altra’s consolidated financial statements by Altra’s certified independent accountants. In addition, Altra will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, Altra is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Altra will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Altra will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Altra’s filings for any reason, Altra will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Altra were required to file those reports with the SEC.

If Altra has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Altra and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Altra.

In addition, Altra and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by Altra or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by Altra or any of its Restricted Subsidiaries for 60 days after notice to Altra by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture or the Collateral Documents;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Altra or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Altra or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6) failure by Altra or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7) (i) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the indenture or the Collateral Documents) with respect to the Collateral having a Fair Market Value in excess of $15.0 million, or (ii) the repudiation by Altra or any of its Restricted Subsidiaries of any of its obligations under any of the Collateral Documents or the unenforceability of any of the Collateral Documents against Altra or any of its Subsidiaries for any reason;

(8) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to Altra or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Altra, any Restricted Subsidiary of Altra that is a Significant Subsidiary or any group of Restricted Subsidiaries of Altra that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing and has not been waived in accordance with the terms of the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest, or premium or Additional Interest, if any.

The trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or Additional Interest, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Altra with the intention of avoiding payment of the premium that Altra would have had to pay if Altra then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 1, 2012, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Altra with the intention of avoiding the prohibition on redemption of the notes prior to December 1, 2012, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Altra is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Altra is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator or stockholder of Altra or any Guarantor, as such, will have any liability for any obligations of Altra or the Guarantors under the notes, the indenture, the Note Guarantees, the Collateral Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Altra may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) Altra’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Altra’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Altra may, at its option and at any time, elect to have the obligations of Altra and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “— Events of Default and Remedies” (except those relating to payments on the notes, bankruptcy, receivership, rehabilitation and insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Altra must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Altra must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Altra must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Altra has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Altra must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Altra or any Guarantor is a party or by which Altra or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Altra or any of its Guarantors is a party or by which Altra or any of its Guarantors is bound;

(6) Altra must deliver to the trustee an officers’ certificate stating that the deposit was not made by Altra with the intent of preferring the holders of notes over the other creditors of Altra with the intent of defeating, hindering, delaying or defrauding any creditors of Altra or others; and

(7) Altra must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as set forth in this section, the indenture, the notes, the Note Guarantees the Collateral Documents and, with the consent of the required lenders under the Credit Facilities, the Intercreditor Agreement, may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, Altra, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Altra’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Altra’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees, the Collateral Documents or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees, the Collateral Documents or the notes, which intent may be evidenced by an officers’ certificate to that effect;

(7) to enter into additional or supplemental Collateral Documents;

(8) to release the Collateral in accordance with the terms of the indenture and the Collateral Documents;

(9) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(10) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Altra, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or will become due and payable within one year and Altra or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Altra or any Guarantor is a party or by which Altra or any Guarantor is bound;

(3) Altra or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Altra has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Altra must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Altra or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, Attention: Chief Financial Officer.

Book Entry, Delivery and Form

The registered notes will be represented by one or more global notes in definitive, fully registered form without interest coupons (the “Global Notes”). Each Global Note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a Global Note directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a Global Note will not be entitled to receive their notes in fully registered certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Altra takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Altra that DTC is a limited purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the

Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Altra that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Additional Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Altra and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Altra, the trustee nor any agent of Altra or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Altra that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Altra. Neither Altra nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Altra and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Altra that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Altra, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Altra that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Altra fails to appoint a successor depositary;

(2) Altra, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

Altra will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Altra will make all payments of principal, interest and premium, if any, and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes may be made eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Altra expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Altra that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Additional Interest

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. You should read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes. See “— Additional Information.”

Altra, the Guarantors and the initial purchasers entered into the registration rights agreement on November 25, 2009. Pursuant to the registration rights agreement, Altra and the Guarantors agreed to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the registered notes. Upon the effectiveness of the Exchange Offer Registration Statement, which occurred on     , 2010, Altra and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for registered notes.

If:

(1) Altra and the Guarantors are not

(a) required to file the Exchange Offer Registration Statement; or

(b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2) any holder of Transfer Restricted Securities notifies Altra prior to the 20th business day following consummation of the Exchange Offer that:

(a) it is prohibited by law or SEC policy from participating in the Exchange Offer;

(b) it may not resell the registered notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns notes acquired directly from Altra or an affiliate of Altra,

Altra and the Guarantors will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

For purposes of the preceding, “Transfer Restricted Securities” means each note until the earliest to occur of:

(1) the date on which such note has been exchanged by a Person other than a broker-dealer for a registered note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the Exchange Offer of a note for a registered note, the date on which such registered note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement provides that:

(1) Altra and the Guarantors will file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the closing of the offering of the notes, which Altra filed on February 2, 2010;

(2) Altra and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to September 21, 2010, which occurred on     , 2010;

(3) unless the Exchange Offer would not be permitted by applicable law or SEC policy, Altra and the Guarantors will:

(a) commence the Exchange Offer; and

(b) use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, registered notes in exchange for all old notes tendered prior thereto in the exchange offer; and

(4) if obligated to file the Shelf Registration Statement, Altra and the Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

If:

(1) Altra and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(3) Altra and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then Altra and the Guarantors will pay Additional Interest to each holder of Transfer Restricted Securities.

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Additional Interest will be paid in an amount equal to 0.25% per annum of the principal amount of Transfer Restricted Securities outstanding. The amount of the Additional Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.0% per annum of the principal amount of the Transfer Restricted Securities outstanding.

All accrued Additional Interest will be paid by Altra and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

Holders of notes will be required to make certain representations to Altra (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify Altra and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Altra.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person or expressly assumed in connection with the acquisition of assets from such Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or whether such Indebtedness being incurred is in connection with the acquisition of assets; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt will be deemed to be incurred on the date that the acquired Person becomes a Subsidiary or the date on the related acquisition of assets from such Person.

“Additional Interest” means all additional interest then owing pursuant to the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, as determined by Altra, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at December 1, 2012 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through December 1, 2012, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights by Altra or any of Altra’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Altra and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of Altra’s Restricted Subsidiaries or the sale by Altra or Altra’s Restricted Subsidiaries of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2) a transfer of assets, including Equity Interests, between or among Altra and/or its Restricted Subsidiaries;

(3) an issuance or transfer of Equity Interests by a Restricted Subsidiary of Altra to Altra or to a Restricted Subsidiary of Altra;

(4) the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the granting of Liens not prohibited by the covenant described above under the caption “— Liens;”

(6) the sale or other disposition of cash or Cash Equivalents; and

(7) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Banking Services Obligations” means, with respect to any specified person, the obligations of such Person, whether or not contingent, in respect of cash management, treasury management and other commercial banking services, including, without limitation, obligations in respect (1) credit and debit cards (including, without limitation, commercial credit cards, purchasing cards and stored value cards) and related processing services, and (2) controlled disbursement services, electronic funds transfer services, automated clearinghouse transaction services, and overdraft, depository and interstate depository network services.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Altra and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Altra;

(3) if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Altra (for purposes of this clause (3), such person or group shall be deemed to Beneficially Own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation);

(4) during any period of two consecutive years commencing after the date of the indenture, individuals who at the beginning of such period constituted the Board of Directors of Altra (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of Altra was approved by a vote of not less than three fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(5) Altra consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Altra, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Altra or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Altra outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee

Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Collateral” has the meaning assigned to it in the Collateral Documents.

“Collateral Documents” means the security agreements, mortgages, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the indenture or any of the foregoing, as the same may be amended, supplemented, or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the collateral agent for the ratable benefit of holders of the notes and the trustee or notice of such pledge, assignment or grant is given.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5) one-time charges incurred in connection with the fees and expenses and other charges related to (i) the issuance of notes and entering into the Credit Agreement, (ii) any equity offerings by Altra, and (iii) transaction expenses related to acquisitions by Altra and its Restricted Subsidiaries; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Altra will be added to Consolidated Net Income to compute Consolidated EBITDA of Altra only to the extent that a corresponding amount would be permitted at the date of determination to be dividended, distributed or advanced to Altra by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends, similar distributions or advances by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) each of (i) the cumulative effect of a change in accounting principles and (ii) goodwill or other intangible asset impairment charges, will be excluded from the calculation of Consolidated Net Income; and

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Credit Agreement” means that certain Credit Agreement, to be dated as of the closing date of the notes (or as soon as practicable thereafter), by and among Altra, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Credit Facilities Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by Altra and its Domestic Subsidiaries as of the end of the most recent calendar month preceding such date; plus

(2) 60% of the book value of all inventory owned by Altra and its Domestic Subsidiaries as of the end of the most recent calendar month preceding such date.

“Default” means any event or condition that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable (other than redeemable only for Capital Stock which is not itself Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock (other than redeemable only for Capital Stock which is not itself Disqualified Stock), in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Altra to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Altra may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Altra and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Altra that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Altra.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public offering and sale of Equity Interests of Altra (other than Disqualified Stock and other than to Altra or a Subsidiary of Altra) pursuant to a registration statement filed with the SEC (other than Form S-8) or any private placement of Equity Interests to any Person (other than Disqualified Stock, other than to Altra or a Subsidiary of Altra and other than issuances upon exercises of stock options to employees).

“Existing Indebtedness” means all Indebtedness of Altra and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture (including, but not limited to, Altra Industrial Motion Inc.’s 9% senior secured notes due 2011), until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Altra (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation (i) the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, but excluding amortization of debt issuance costs, original issue discount and non-cash interest payments (only to the extent there will be no contingent or other cash interest payment in connection therewith) relating to Indebtedness incurred on or prior to the date of the indenture or in connection with the issuance of notes or the Credit Facilities on or after the date of the indenture, and (ii) net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Altra (other than Disqualified Stock) or to Altra or a Restricted Subsidiary of Altra, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of Altra that is not a Domestic Subsidiary.

“Foreign Subsidiaries Borrowing Base” means, as of any date, an amount equal to 85% of the face amount of all accounts receivable owned by Altra’s Foreign Subsidiaries as of the end of the most recent calendar month preceding such date.

“GAAP” means (i) generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession or (ii) International Financial Reporting Standards (“IFRS”) in the event the SEC mandates U.S. public companies to transition to IFRS during the term of the notes, in each case which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any other Subsidiary of Altra that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Intercreditor Agreement” means the intercreditor agreement, among the collateral agent and the first priority collateral agent, which may be entered into on or after the date of the indenture (as the same may be amended, modified, superseded, reinstated, succeeded or replaced from time to time in accordance with its terms and the terms of the indenture).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Altra or any Subsidiary of Altra sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Altra such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Altra, Altra will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Altra’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Altra or any Subsidiary of Altra of a Person that holds an Investment in a third Person will be deemed to be an Investment by Altra or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Altra or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses);

(2) all taxes and other costs and expenses actually paid or estimated by Altra to be payable in cash in connection with such Asset Sale;

(3) repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP; and

(4) appropriate amounts to be provided by Altra or any Restricted Subsidiary, as the case may be, as a funded cash reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Altra or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, until such amounts are released from such reserve.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Altra nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness Altra or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Altra or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of Altra’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business that is the same or similar, reasonably related, complementary or incidental to the business in which Altra and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Investments” means:

(1) any Investment in Altra or in a Restricted Subsidiary of Altra;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by Altra or any Restricted Subsidiary of Altra in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Altra; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Altra or a Restricted Subsidiary of Altra;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Altra;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Altra or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of Altra or any Restricted Subsidiary of Altra in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9) advances to suppliers and customers in the ordinary course of business, consistent with past practice;

(10) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such creditors or customers;

(11) Investments in, repurchases of, and exchanges of the notes;

(12) Investments in existence on the date of the original issuance of the notes; and

(13) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $20.0 million.

“Permitted Liens” means:

(1) Liens on assets of Altra or any of its Restricted Subsidiaries securing Indebtedness and other obligations under Credit Facilities that was incurred pursuant to clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto; provided, that the lender of any such indebtedness has become a party to the Intercreditor Agreement;

(2) Liens in favor of Altra or the Guarantors;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Altra or is merged with or into or consolidated with Altra or any Subsidiary of Altra; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Altra or such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Altra or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Altra or any Subsidiary of Altra; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6) Liens to secure Indebtedness (including Capital Lease Obligations or Purchase Money Indebtedness) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period with such proceedings may be initiated shall not have expired;

(14) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory of other goods;

(15) Liens on assets of any Foreign Subsidiary of Altra securing Indebtedness and other obligations that was incurred pursuant to clause (12) of the definition of Permitted Debt;

(16) Liens encumbering deposits made to secure obligations in the ordinary course of business consistent with past practices arising from statutory, regulatory, contractual or warranty requirements of Altra or any of its Restricted Subsidiaries, including rights of offset and set-off;

(17) Liens on assets of Altra or any of its Restricted Subsidiaries securing Hedging Obligations in the ordinary course of business pursuant to clause (8) of the definition of Permitted Debt; and

(18) Liens incurred in the ordinary course of business of Altra or any Subsidiary of Altra with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Altra or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Altra or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Altra or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Purchase Money Indebtedness” means Indebtedness of Altra and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Security Agreement” means the security agreement, dated as of the date of the indenture, among Altra and the Guarantors in favor of the collateral agent, as amended, modified or supplemented from time to time in accordance with its terms.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Treasury Rate” means, as obtained by Altra, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2012; provided, however, that if the period from the redemption date to December 1, 2012, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Altra or any successor to any of them) that is designated by the Board of Directors of Altra as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Altra or any Restricted Subsidiary of Altra unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Altra or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Altra;

(3) is a Person with respect to which neither Altra nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Altra or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) then outstanding principal amount of such Indebtedness.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness, after giving pro forma effect to the Refinancing Transactions, does not purport to be complete, but it does discuss the provisions that are, in our view, material for investors in the notes, and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this offering memorandum.

New Senior Secured Credit Facility

Concurrently with the consummation of the offering of the old notes, Altra Industrial entered into a new three year senior secured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent and the sole initial lender, in the amount of up to $50.0 million, which may be increased from time to time by up to an additional $15.0 million. The availability under the new senior secured credit facility is subject to adjustment pursuant to a borrowing base. Under the new senior secured credit facility, the lenders will make loans to and issue letters of credit for the account of Altra Industrial and certain of its domestic subsidiaries.

Interest on the senior secured credit facility is an applicable rate plus an applicable margin as set forth in the credit agreement. The new senior secured credit facility requires us to pay certain customary fees, including servicing fees, collateral monitoring and review fees, and commitment fees.

Obligations under the senior secured credit facility are guaranteed by us and all of our direct or indirect material domestic subsidiaries that are not borrowers under the senior secured credit facility. The senior secured credit facility is secured by a first priority security interest in all of our current and future property and assets, all of the current and future property and assets of our domestic subsidiaries, all of the equity interests in all of our domestic subsidiaries, and a certain portion of the equity interests in our foreign subsidiaries.

The credit agreement governing the senior secured credit facility contains various affirmative and negative covenants and restrictions, which among other things, require the borrowers to provide certain financial reports to the lenders, require the borrowers to meet certain financial tests (including a fixed charge coverage ratio if availability is below a certain threshold), and limit our and our subsidiaries’ ability to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock or debt, make certain investments, sell assets, engage in certain transactions, and effect a consolidation or merger. The new senior secured credit facility contains customary events of default, and a cross-default provision wherein if we are in default under the terms of the indenture governing the notes, default on the senior secured credit facility is automatic.

The borrowers under the senior secured credit facility are able to prepay amounts outstanding under the senior secured credit facility at any time and, under certain circumstances, without prepayment penalty, and must make mandatory prepayments upon certain events.

Intercreditor Agreement

Concurrently with the consummation of the offering of the old notes and Altra Industrial’s entrance into the new senior secured credit facility, we entered into, along with our guarantors, the lenders under Altra Industrial’s new senior secured credit facility, and the trustee under the indenture, an intercreditor agreement which sets forth the respective rights and obligations of the parties to the intercreditor agreement with respect to the collateral securing Altra Industrial’s new senior secured credit facility and the notes. Pursuant to the terms of the intercreditor agreement, the security interests securing the notes is subject to first priority liens securing the new senior secured credit facility to the extent of the value of the collateral securing Altra Industrial’s new senior secured credit facility and to purchase money indebtedness, capital lease obligations and certain other secured indebtedness permitted under the indenture. The intercreditor agreement for the new senior secured credit facility provides for a 120-day standstill period by the collateral agent for the notes in the event a standstill notice is provided by the lenders under the new senior secured credit facility after an event of default of the new senior secured credit facility. See “Risk Factors — Risks Related to the Registered Notes — The proceeds from the collateral securing the registered notes may not be sufficient to pay all amounts owed under the registered notes if an event of default occurs,” “Risk

Factors — Risks Related to the Registered Notes — Holders of registered notes will not control decisions regarding collateral” and “Description of Notes — Intercreditor Agreement.”

Overdraft Agreements

Certain foreign subsidiaries maintain overdraft agreements with financial institutions. There were no borrowings as of September 26, 2009 or December 31, 2008 under any of the overdraft agreements.

Variable Rate Demand Revenue Bonds

In connection with the acquisition of TB Wood’s, we assumed the obligation to make payments due under certain Variable Rate Demand Revenue Bonds outstanding as of the acquisition date. TB Wood’s had borrowed approximately $3.0 million and $2.3 million through the issuance of Variable Rate Demand Revenue Bonds under the authority of the industrial development corporations of the City of San Marcos, Texas and City of the Chattanooga, Tennessee, respectively. These bonds bear variable interest rates (less than 1% interest as of September 26, 2009), and mature in April 2024 and April 2022, respectively. The bonds were issued to finance production facilities for TB Wood’s manufacturing operations in those cities, and are secured by letters of credit issued under the terms of the TB Wood’s Credit Agreement.

As of December 31, 2008, we planned to sell the building in Chattanooga, Tennessee. According to the terms of the indenture and lease, before we can acquire the building, free of all encumbrances, the outstanding debt under the Variable Rate Demand Revenue Bonds would have to be paid in full. As a result, the debt was classified as a current liability on the condensed consolidated balance sheet as of December 31, 2008.

In the first quarter of 2009, due to real estate market conditions in Chattanooga, Tennessee, we reevaluated the classification of these buildings as an asset held for sale and reclassified this building to held and used. As a result of the change in classification, we reclassified $2.3 million of debt associated with the Chattanooga property to long-term debt on our condensed consolidated balance sheet.

Mortgage

In June 2006, we entered into a mortgage on our building in Heidelberg, Germany with a local bank. In the third quarter of 2009, we re-financed the mortgage. We borrowed an additional €1.0 million. The new mortgage has an interest rate of 3.5% and is payable in monthly installments over three years. As of September 26, 2009 and December 31, 2008, the mortgage had a remaining principal balance outstanding of €2.2 million, or $3.3 million, and €1.6 million or $2.3 million, respectively.

Capital Leases

We lease certain equipment under capital lease arrangements, whose obligations are included in both short-term and long-term debt.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Material United States Federal Tax Considerations of Exchange of Old Notes for Registered Notes

The exchange of old notes for registered notes will not result in any U.S. federal income tax consequences to holders. When a holder exchanges old notes for registered notes in the exchange offer, the holder will have the same adjusted basis and holding period in the registered notes as in the old notes immediately before the exchange.

Material United States Federal Tax Considerations of Ownership and Disposition of Registered Notes

In the opinion of our counsel, Holland & Knight LLP, the following is a general discussion of certain material U.S. federal income tax considerations (and certain U.S. federal estate tax considerations to Non-U.S. Holders (as defined below)) relating to the purchase, ownership and disposition of the registered notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). However, it does not purport to be a complete analysis of all potential tax consequences.

Except where noted, this discussion deals only with registered notes and does not deal with special situations, such as those of:

•	dealers in securities or currencies,

•	banks or other financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt entities,

•	insurance companies,

•	persons holding registered notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	persons liable for alternative minimum tax,

•	investors in pass-through entities, or

•	U.S. Holders (as defined below) of registered notes whose “functional currency” is not the U.S. dollar.

In addition, this summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider the state, local or non-U.S. tax consequences of an investment in our registered notes. Special rules may apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates,

•	“controlled foreign corporations,”

•	“passive foreign investment companies,” and

•	corporations that accumulate earnings to avoid U.S. federal income tax.

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Furthermore, the discussion below is based upon the current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Regarding holders of our registered notes, the below discussion is limited to initial holders who purchase the registered notes for cash in the initial offering at the original offering price and who hold the registered notes as capital assets within the meaning of Section 1221 of the Code.

We cannot assure you that the Internal Revenue Service (which we refer to as the IRS), will not challenge one or more of the tax considerations described below. We have not obtained, and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax considerations resulting from acquiring, holding or disposing of the registered notes.

This summary is included herein as general information only. We urge you to consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership, or disposition of our registered notes, as well as any consequences to you arising under the laws of any other taxing jurisdiction, including the effect and applicability of state, local or foreign or other tax laws, such as gift and estate taxes and any tax treaty.

CIRCULAR 230 DISCLOSURE

BASED ON U.S. TREASURY REGULATIONS GOVERNING PRACTICE BEFORE THE INTERNAL REVENUE SERVICE, THE ISSUER HEREBY INFORMS YOU THAT: (A) ANY ADVICE CONTAINED HEREIN, INCLUDING ANY OPINION OF COUNSEL REFERRED TO HEREIN (IF ANY), IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY A TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; (B) ANY SUCH ADVICE IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE REGISTERED NOTES; AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

For purposes of this discussion, the term “U.S. Holder” means:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons, as described in Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is not a U.S. Holder.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our registered notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our registered notes, we urge you to consult your own tax advisors.

Consequences to U.S. Holders

Payments of Interest

Payments of stated interest on a note generally will be includible in the gross income of a U.S. Holder as ordinary interest income at the time that such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

We may be required to make payments of additional amounts if we call the registered notes for redemption or if we repurchase the registered notes at the option of the holders upon the occurrence of a change of control or an asset sale. We intend to take the position that the registered notes should not be treated as contingent payment debt instruments because of these additional payments, and this disclosure assumes that our position will be respected.

Assuming such position is respected, a U.S. Holder would be required to include in income the amount of such additional payment at the time such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the registered notes were treated as contingent payment debt instruments, U.S. Holders could be required to accrue interest income at a rate higher than the rate that would otherwise apply and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. U.S. Holders are urged to consult their own tax advisors regarding the potential application to the registered notes of the contingent payment debt instrument rules and the consequences thereof.

Original Issue Discount

The registered notes may be issued with original issue discount.

General.  A debt obligation that has an issue price that is less than its stated redemption price at maturity, or SRPM, by more than a de minimis amount will be treated as issued with original issue discount, or OID, for U.S. federal income tax purposes. As explained below, the issue price of the registered notes may be substantially less than their SRPM, so the registered notes may be issued with OID.

Generally, the issue price of a note will be the first price at which a substantial amount of the registered notes is sold to the public (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The SRPM of a note will be the sum of all payments provided by the note other than payments of qualified stated interest. The registered notes may be issued at a discount from their SRPM that exceeds a de minimis amount. Accordingly, the registered notes may be issued with OID.

U.S. Holders must generally include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield method without regard to the holder’s method of accounting for tax purposes. As a result, if the registered notes are issued with OID, U.S. Holders will generally be required to include OID in income in advance of the receipt of cash attributable to such income. However, U.S. Holders of the registered notes generally will not be required to include separately in income cash payments received on the registered notes to the extent such payments constitute payments of accrued OID. OID accrues based on a compounded, constant yield to maturity, taking into account the mandatory redemption described in the section entitled “Description of Notes — Mandatory Redemption.” Accordingly, if the registered notes are issued with OID, U.S. Holders of registered notes will be required to include in income increasingly greater amounts of OID in successive accrual periods. The aggregate amount of OID on each note will equal the excess of such note’s SRPM over such note’s issue price.

The amount of OID includible in income by a U.S. Holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year (or portion of the taxable year) in which such U.S. Holder held such note. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID to that accrual period in such period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

In general, the amount of OID that accrues with respect to an accrual period is an amount equal to the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less the amount of stated interest allocable to the accrual period. The registered notes’ yield to maturity is the rate that, when used to determine the present value of all payments due under the registered notes, produces an amount equal to the issue price of the registered notes. The yield must be constant over the term and must be calculated to at least two decimal places. OID allocable to a final accrual period is generally the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note on or before the first day of the accrual period.

Election to Treat all Interest as Original Issue Discount

You may elect, subject to certain limitations, to include in gross income all interest that accrues on a note, including stated interest and OID, on the constant yield method. When applying the constant yield method to a note for which this election has been made, the issue price of a note will equal your tax basis in the note immediately after its acquisition and the issue date of the note will be the date of its acquisition by you.

The election is to be made for the taxable year in which you acquired the registered notes by attaching to your timely filed U.S. federal income tax return a statement that you are making the election and it may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Sale, Exchange or Redemption of the Registered notes

Upon the disposition of a note by sale, exchange or redemption, you generally will recognize gain or loss equal to the difference between (i) the amount realized on the sale, exchange or redemption (other than amounts attributable to accrued but unpaid stated interest which, if not previously included in income, will be treated as interest paid on the registered notes) and (ii) your adjusted federal income tax basis in the note. Your adjusted federal income tax basis in a note generally will equal the cost of the note increased by the amount of any OID previously included in your income with respect to the note and decreased by any cash payments made with respect to the note, other than stated interest.

Any gain or loss you recognize on a disposition of a note generally will constitute capital gain or loss and will be long-term capital gain or loss if you held the note for longer than one year at the time of disposition. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to certain payments made on or with respect to the registered notes. Backup withholding applies only if you are a U.S. Holder and you (i) fail to furnish your taxpayer identification number, or TIN, which for an individual is your social security number, within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you have not been notified by the IRS that you are subject to backup withholding. The application for exemption is available by providing a properly completed IRS Form W-9. These requirements generally do not apply with respect to certain holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, certain financial institutions and individual retirement accounts.

The backup withholding tax rate equals the fourth lowest rate of tax applicable under section 1(c) of the Code. That rate is currently 28%. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your U.S. federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on registered notes beneficially owned by you at the time of your death, provided that (1) you do not own, actually or constructively, directly or indirectly, 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on those registered notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

Consequences to Non-U.S. Holders

Interest

Interest paid (including OID, if any) to a Non-U.S. Holder that is not effectively connected with such holder’s U.S. trade or business will generally not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

•	such holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership and is not a bank that received such registered notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	such holder has fulfilled the certification requirements set forth in Section 871(h) or Section 881(c) of the Code, as discussed below.

The certification requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a U.S. person for federal income tax purposes and provide your name and address, and (i) you file IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a note held on your behalf by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. With respect to registered notes held by a non-U.S. partnership and certain other non-U.S. entities, unless the non-U.S. partnership or entity has entered into a withholding agreement with the IRS, the non-U.S. partnership or entity generally will be required to provide on IRS Form W-8IMY or other successor form and to associate with such form an appropriate certification or other appropriate documentation from each partner, other member or beneficial owner of the note. You should consult your tax advisor regarding possible additional certification requirements.

If you cannot satisfy the requirements described above, payments of interest (including OID, if any) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty and stating your taxpayer identification number or (2) IRS Form W-8ECI (or successor form) stating that payments on the note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States, as discussed below.

United States Trade or Business

If interest (including OID, if any) or gain on the registered notes is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business and, if a tax treaty applies, is attributable to a permanent establishment in the United States, the Non-U.S. Holder will be subject to U.S. federal income tax on the interest (including OID, if any) and gain on a net income basis in the same manner as if you were a U.S. Holder. See the section entitled “Material United States Federal Tax Considerations — Consequences to U.S. Holders” above. In that case, the Non-U.S. Holder would not be subject to the 30% U.S. federal withholding tax and would be required in lieu of the certifications described above to provide to the withholding agent a properly executed IRS Form W-8ECI or other successor form. In addition, a foreign corporation that is a holder of the registered notes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable tax treaty. For this purpose, interest (including OID, if any) on registered notes will be included in earnings and profits if so effectively connected.

Sale or Other Taxable Disposition of the Registered notes

Any gain realized on the sale, exchange or redemption of the registered notes generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States and, if a tax treaty applies, is attributable to a permanent establishment in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met;

Information Reporting and Backup Withholding

If you are a Non-U.S. Holder and you provide the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form, together with all appropriate attachments, signed under penalties of perjury, and stating that you are not a U.S. person, you will not be subject to IRS reporting requirements and U.S. backup withholding.

Under current Treasury Regulations, payments on the sale, exchange or other disposition of a note made to or through a U.S. office of a broker generally will be subject to information reporting or backup withholding unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury on the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form (as described above) or otherwise establishes an exemption. The payment of the proceeds on the disposition of a note by a Non-U.S. Holder to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a “U.S. Related Person” (as defined below). The payment of proceeds on the disposition of a note by a Non-U.S. Holder to or through a non-U.S. office of a U.S. broker or a U.S. Related Person generally will not be subject to backup withholding, but will be subject to information reporting, unless the holder certifies its status as a Non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-U.S. Holder’s foreign status and the broker has no actual knowledge to the contrary.

For this purpose, a “U.S. Related Person” is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership if at any time during its tax year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

Information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

PLAN OF DISTRIBUTION

Any broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the issuer), may exchange such old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by such broker-dealer in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery of such broker-dealer of this prospectus. We have agreed that, for a period ending on the earlier of (a) 180 days after the registration statement containing this prospectus is declared effective and (b) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2010, all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters relating to the issuance of the registered notes will be passed upon for us by Holland & Knight LLP, Miami, Florida.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our November 4, 2009 Current Report on Form 8-K, our financial statement schedules included in our Form 10-K for the year ended December 31, 2008 and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

On March 18, 2009, the Audit Committee of the Board of Directors of Altra Holdings and Altra Industrial dismissed Ernst & Young LLP as their independent registered public accounting firm effective as of March 20, 2009. On March 18, 2009, the Audit Committee appointed Deloitte & Touche LLP as Altra Holdings’ and Altra Industrial’s new independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov). Our Internet address is http://www.altramotion.com.

We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus.

SEC Filing (File No. 001-33209)	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2008
Quarterly Reports Current Reports on Form 10-Q	Quarters ended March 28, 2009, June 27, 2009, and September 26, 2009
Current Reports on Form 8-K	February 9, 2009, March 6, 2009, March 23, 2009, November 5, 2009, November 12, 2009, November 19, 2009, December 2, 2009, and December 11, 2009
All subsequent documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of the initial registration statement and prior to the effectiveness of the registration statement and before the termination of the exchange offer

You should rely only on the information contained in and incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or incorporated by reference into this prospectus is accurate as of any date other than the date on the front of the respective document. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

This prospectus includes summaries of the terms of the indenture governing the notes, but reference is made to the actual documents and agreements and all such summaries are qualified in their entirety by this reference. For so long as any notes remain outstanding, we will make available, upon request, to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. We will provide you, free of charge, with a copy of the notes and the indenture governing the notes, as well as a copy of each of our filings. Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document. You may request a copy of these documents in writing or by telephone at the following address:

Altra Holdings, Inc.
300 Granite Street
Suite 201
Braintree, Massachusetts 02184
(781) 917-0600
Attention: Investor Relations

$210,000,000

Offer to exchange all outstanding
$210,000,000 principal amount of
8 1/8% Senior Secured Notes due 2016
for
$210,000,000 principal amount of
8 1/8% Senior Secured Notes due 2016
registered under the Securities Act of 1933

PROSPECTUS

          , 2010

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the registrants’ directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of the registrants are covered by insurance policies maintained and held in effect by Altra Holdings, Inc. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

REGISTRANTS INCORPORATED UNDER DELAWARE LAW

Altra Holdings, Inc., Altra Industrial Motion, Inc., American Enterprises MPT Corp., Kilian Manufacturing Corporation, TB Wood’s Corporation, TB Wood’s Enterprises, Inc. and Warner Electric International, Inc. are incorporated under the laws of the State of Delaware.

Section 145 of Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and a Delaware corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Certificate of Incorporation Provisions on Indemnification.

The Second Amended and Restated Certificate of Incorporation of Altra Holdings, Inc. and the Certificate of Incorporation of Altra Industrial Motion, Inc. provide that a director of the corporation shall not be personally liable to either the corporation or any stockholder for monetary damages for a breach of fiduciary duty except for liability (i) for breaches of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) as required by Section 174 of the DGCL or (iv) for a transaction resulting in an improper personal benefit.

Under the Second Amended and Restated Certificate of Incorporation of Altra Holdings, Inc., the corporation has the power to indemnify, to the fullest extent permitted by law, any person serving, or who served, as a director of the corporation or, while a director of the corporation, is or was serving at the request of the corporation as a director (or similar role) of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise.

Under the Certificate of Incorporation of Altra Industrial Motion, Inc., the corporation has the power to indemnify, to the fullest extent permitted by law, any person serving, or who served, as a director, officer, employee or agent of the corporation, or, at the request of the corporation, is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise.

The Amended and Restated Certificate of Incorporation of American Enterprises MPT Corp. provides that a director or officer of the corporation shall not be personally liable to either the corporation or any stockholder for monetary damages for a breach of fiduciary duty except for liability (i) for breaches of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) as required by Section 174 of the DGCL or (iv) for a transaction resulting in an improper personal benefit. In addition, to the extent permitted by law, the corporation has the power to indemnify employees or agents and shall indemnify its directors, officers and anyone who, while a director of the corporation, is or was serving at the request of the corporation as a director (or similar role) of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise.

The Certificate of Incorporation of Warner Electric International Holding, Inc. provides that a director of the corporation shall not be personally liable to either the corporation or any stockholder for monetary damages for a breach of fiduciary duty except for liability (i) for breaches of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) as required by Section 174 of the DGCL or (iv) for a transaction resulting in an improper personal benefit.

The Amended and Restated Certificate of Incorporation of TB Wood’s Corporation provides that a director of the corporation shall not be personally liable to either the corporation or any stockholder for monetary damages for a breach of fiduciary duty except for liability (i) for breaches of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction resulting in an improper personal benefit.

The Certificate of Incorporation of TB Wood’s Enterprises, Inc. provides that a director of the corporation shall not be personally liable to either the corporation or any stockholder for monetary damages for a breach of fiduciary duty except for liability (i) for breaches of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction resulting in an improper personal benefit. In addition, the corporation shall indemnify directors and officers to the fullest extent permitted by law.

Bylaw Provisions on Indemnification

The Second Amended and Restated Bylaws of Altra Holdings, Inc. provide that the corporation has the power to indemnify its directors and officers, and, at the discretion of its board of directors, its employees and agents in any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative, arbitrative or investigative, or with any claim, issue or matter therein (other than an action by or in the right of the corporation), in which such person is, or is threatened to be made, a party or participant by reason of such person’s status, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Second Amended and Restated Bylaws of Altra Holdings, Inc. also provide that the corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent against any liability asserted against or incurred by the corporation or any such person, or arising out of any such person’s status.

The Bylaws of Altra Industrial Motion, Inc., the Bylaws of TB Wood’s Corporation, and the Bylaws of Warner Electric International Holding, Inc. generally provide that each corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Bylaws of TB Wood’s Enterprises, Inc. provide that the corporation has the power, to the fullest extent permitted by the DGCL, to indemnify any person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person (or a person from whom such person is the legal representative) is or was (i) a director or officer of the corporation or its subsidiaries or (ii) a director, officer or employee of the corporation and is or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, nonprofit entity, or other enterprise.

The Bylaws of American Enterprises MPT Corp. provide that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against liability asserted against or incurred by such person in such capacity or arising from such person’s status as such.

The above discussion of the DGCL and of the Certificates of Incorporation and Bylaws of the registrants incorporated under Delaware law is not intended to be exhaustive and is qualified in its entirety by such Certificates of Incorporation, Bylaws and the DGCL.

REGISTRANTS EXISTING AS LIMITED LIABILITY COMPANIES UNDER DELAWARE LAW

American Enterprises MPT Holdings, LLC, Ameridrives International, LLC, Boston Gear LLC, Formsprag LLC, Inertia Dynamics, LLC, Nuttall Gear LLC, Warner Electric LLC and Warner Electric Technology LLC are limited liability companies organized under the laws of the State of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act.

Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

Limited Liability Company Agreement Provisions on Indemnification.

The Limited Liability Company Agreement of American Enterprises MPT Holdings, LLC, the Limited Liability Company Agreement of Ameridrives International, LLC, the Limited Liability Company Agreement of Boston Gear LLC, the Amended and Restated Limited Liability Company Agreement of Nuttall Gear L L C, the Limited Liability Company Agreement of Warner Electric LLC, and the Limited Liability Company Agreement of Warner Electric Technology LLC each provide that such company shall indemnify any member or officer of the company, to the fullest extent permitted by law, from and against any loss, claim, demand, cost, damage, liability, expense, judgment, fine, settlement or other related amount, in which such person may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the business or activities of or relating to the company, provided that such person’s conduct does not constitute willful misconduct and that the claim, action, suit, proceeding or counterclaim is not initiated by or on behalf of such person.

The Operating Agreement of Inertia Dynamics, LLC provides that, to the fullest extent permitted by law, the company shall indemnify the member and the managers, as well as the directors, officers and partners of the member and the managers, for any loss, liability, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of the company, provided that any indemnity shall be provided out of and to the extent of the company’s assets only, and none of the persons indemnified shall have any related personal liability.

The Limited Liability Company Agreement of Formsprag LLC provides that the company shall indemnify any member or officer (or affiliate thereof) of the company, to the fullest extent permitted by law, from and against any loss, claim, demand, cost, damage, liability, expense, judgment, fine, settlement or other related amount, in which such person may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the business or activities of or relating to the company, except for liability (i) for breaches of the duty of loyalty, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, or (iii) for a transaction resulting in an improper personal benefit. The Limited Liability Company Agreement of Formsprag LLC also provides that the company may purchase and maintain insurance on behalf of the members and such other persons as the members shall determine against any liability that may be asserted against or expense that may be incurred by such persons in connection with the offering of interests in the company or the business or activities of the company.

The above discussion of the Limited Liability Company Agreements and Operating Agreement, as applicable, of the registrants and of the DLLC Act is not intended to be exhaustive and is qualified in its entirety by the Limited Liability Company Agreements, the Operating Agreement, and the DLLC Act.

REGISTRANT INCORPORATED UNDER PENNSYLVANIA LAW

TB Wood’s Incorporated is incorporated under the laws of the Commonwealth of Pennsylvania.

Pennsylvania Business Corporation Law

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, or Subchapter D, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subchapter D also provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided, that indemnification provided for by Subchapter D or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and a Pennsylvania corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit, or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Subchapter D.

By-law Provisions on Indemnification

The By-laws of TB Wood’s Incorporated provide that the corporation has the power to indemnify its directors and officers, and, to the extent authorized by the corporation’s board of directors, persons who are not directors or officers of the corporation, in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (whether brought by or in the name of the corporation or otherwise), arising out of their service to the corporation or to another organization at the corporation’s request. The By-laws of TB Wood’s Incorporated also provide that the corporation may maintain insurance to protect itself and any such director, officer or other person against any liability, cost or expense incurred in connection with any such action, suit or proceeding.

The above discussion of Subchapter D and the By-Laws of TB Wood’s Incorporated is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, By-Laws and Subchapter D.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, the registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits.

(a) The following exhibits are filed with this Registration Statement.

Number		Description

1.1		Purchase Agreement, dated November 16, 2009 among Altra Holdings, Inc., the Guarantors party thereto and the Initial Purchasers party thereto
2	.1(1)	LLC Purchase Agreement, dated as of October 25, 2004, among Warner Electric Holding, Inc., Colfax Corporation and Altra Holdings, Inc.
2	.2(1)	Assignment and Assumption Agreement, dated as of November 21, 2004, between Altra Holdings, Inc. and Altra Industrial Motion, Inc.
2	.3(2)	Share Purchase Agreement, dated as of November 7, 2005, among Altra Industrial Motion, Inc. and the stockholders of Hay Hall Holdings Limited listed therein
2	.4(3)	Asset Purchase Agreement, dated May 18, 2006, among Warner Electric LLC, Bear Linear LLC and the other guarantors listed therein
2	.5(5)	Agreement and Plan of Merger, dated February 17, 2007, among Altra Holdings, Inc., Forest Acquisition Corp. and TB Wood’s Corp.
3	.1(4)	Second Amended and Restated Certificate of Incorporation of Altra Holdings, Inc.
3	.2(8)	Amended and Restated Bylaws of Altra Holdings, Inc.
3	.3(1)	Certificate of Incorporation of Altra Industrial Motion, Inc.
3	.4(1)	By-laws of Altra Industrial Motion, Inc.
3	.5(1)	Amended and Restated Certificate of Incorporation of American Enterprises MPT Corp.
3	.6(1)	By-laws of American Enterprises MPT Corp.

Number		Description

3	.7(3)	Certificate of Formation of American Enterprises MPT Holdings, LLC
3	.8(3)	Limited Liability Company Agreement of American Enterprises MPT Holdings, LLC
3	.9(3)	Certificate of Formation of Ameridrives International, LLC
3	.10(3)	Limited Liability Company Agreement of Ameridrives International, LLC
3	.11(1)	Certificate of Formation of Boston Gear LLC
3	.12(1)	Limited Liability Company Agreement of Boston Gear LLC
3	.13(1)	Certificate of Formation of Formsprag LLC, as amended
3	.14(1)	Limited Liability Company Agreement of Formsprag LLC, as amended
3	.15(1)	Certificate of Formation of Inertia Dynamics, LLC
3	.16(1)	Operating Agreement of Inertia Dynamics, LLC
3	.17(1)	Certificate of Incorporation of Kilian Manufacturing Corporation
3	.18(1)	By-laws of Kilian Manufacturing Corporation
3	.19(1)	Certificate of Formation of Nuttall Gear LLC
3	.20(1)	Amended and Restated Limited Liability Company Agreement of Nuttall Gear LLC
3	.21(1)	Certificate of Formation of Warner Electric LLC
3	.22(1)	Limited Liability Company Agreement of Warner Electric LLC
3	.23(1)	Certificate of Formation of Warner Electric Technology LLC
3	.24(1)	Limited Liability Company Agreement of Warner Electric Technology LLC
3	.25(1)	Certificate of Incorporation of Warner Electric International Holding, Inc.
3	.26(1)	By-laws of Warner Electric International Holding, Inc.
3	.27(11)	Amended and Restated Certificate of Incorporation of TB Wood’s Corporation
3	.28(11)	By-laws of TB Wood’s Corporation
3	.29(11)	Certificate of Incorporation of TB Wood’s Enterprises, Inc.
3	.30(11)	By-laws of TB Wood’s Enterprises, Inc.
3	.33(11)	Amended and Restated Articles of Incorporation of TB Wood’s Incorporated
3	.34(11)	By-laws of TB Wood’s Incorporated
4.1		Form of 8 1/8% Senior Secured Notes due 2016
4.2		Indenture, dated November 25, 2009, among Altra Holdings, Inc., the Guarantors party thereto and Bank of New York Mellon Trust Company, N.A.
4.3		Registration Rights Agreement, dated November 25, 2009, among Altra Holdings, Inc., the Guarantors party thereto and the Initial Purchasers party thereto
5.1		Opinion of Holland & Knight LLP
5.2		Opinion of Saul Ewing LLP
10	.1(3)	Subscription Agreement, dated November 30, 2004, among Altra Holdings, Inc., the preferred purchasers and the common purchasers as listed therein
10	.2(6)	Labor Agreement, dated as of August 11, 2007, between Warner Electric LLC (formerly Warner Electric Inc.) and International Association of Machinists and Aerospace Works, AFL-CIO, and Aeronautical Industrial District Lode 776, Local Lodge 2771
10	.3(6)	Employment Agreement, dated as of October 30, 2007, among Altra Industrial Motion, Inc., Altra Holdings, Inc. and Christian Storch
10	.4(7)	Amended and Restated Employment Agreement, dated as of September 25, 2008, among Altra Industrial Motion, Inc., Altra Holdings, Inc. and Michael L. Hurt
10	.5(9)	Amended and Restated Employment Agreement, dated as of January 1, 2009, among Altra Industrial Motion, Inc., Altra Holdings, Inc. and Carl Christenson
10	.6(10)	Labor Agreement, effective as of February 1, 2009, between Warner Electric LLC and United Steelworkers and Local Union No. 3245

Number		Description

10	.7(8)	Form of Indemnification Agreement entered into between Altra Holdings, Inc. and the Directors and certain officers
10	.8(8)	Form of Change of Control Agreement entered into among Altra Holdings, Inc., Altra Industrial Motion, Inc. and certain officers
10	.9(1)	Altra Holdings, Inc. 2004 Equity Incentive Plan
10	.10(3)	Amendment to Altra Holdings, Inc. 2004 Equity Incentive Plan
10	.11(4)	Second Amendment to Altra Holdings, Inc. 2004 Equity Incentive Plan
10	.12(1)	Form of Altra Holdings, Inc. Restricted Stock Award Agreement
10	.13(4)	Form of Amendment to Restricted Stock Agreements with Michael Hurt
12.1		Computation of Ratio of Earnings to Fixed Charges
21	.1(9)	Subsidiaries of Altra Holdings, Inc.
23.1		Consent of Ernst & Young LLP
23.2		Consent of Holland & Knight LLP (included in Exhibit 5.1)
24.1		Power of Attorney (set forth on the signature pages of this registration statement)
25.1		Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Trustee under the Indenture
99.1		Form of Letter of Transmittal
99.2		Form of Notice of Guaranteed Delivery
99.3		Form of Letter to Nominees/Brokers
99.4		Form of Letter to Clients

(1)	Incorporated by reference to Altra Industrial Motion, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 16, 2005.

(2)	Incorporated by reference to Altra Industrial Motion, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2006.

(3)	Incorporated by reference to Altra Industrial Motion, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 8, 2006.

(3)	Incorporated by reference to Altra Holdings, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 29, 2006.

(4)	Incorporated by reference to Altra Holdings, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 4, 2006.

(5)	Incorporated by reference to Altra Holdings, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 20, 2007.

(6)	Incorporated by reference to Altra Industrial Motion, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2007.

(7)	Incorporated by reference to Altra Industrial Motion, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2008.

(8)	Incorporated by reference to Altra Holdings, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 27, 2008.

(9)	Incorporated by reference to Altra Holdings, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2008.

(10)	Incorporated by reference to Altra Holdings, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2009.

(11)	Incorporated by reference to Altra Industrial Motion, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 8, 2007.

Item 22.	Undertakings.

The undersigned Registrants hereby undertake:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

(i) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant, Altra Holdings, Inc., and the co-registrant, Altra Industrial Motion, Inc., have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, State of Massachusetts, on February 2, 2010.

ALTRA HOLDINGS, INC.

ALTRA INDUSTRIAL MOTION, INC.

/s/ Carl R. Christenson
By: Carl R. Christenson

Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl R. Christenson and Christian Storch, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any related registration statement filed pursuant to Rules 413 or 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Carl R. Christenson Carl R. Christenson	President and Chief Executive Officer and Director	February 2, 2010 Date

/s/ Christian Storch Christian Storch	Vice President, Chief Financial Officer and Treasurer	February 2, 2010 Date

/s/ Todd B. Patriacca Todd B. Patriacca	Vice President Finance, Corporate Controller and Assistant Treasurer	February 2, 2010 Date

/s/ Michael J. Hurt P.E. Michael J. Hurt P.E.	Executive Chairman	February 2, 2010 Date

/s/ Edmund M. Carpenter Edmund M. Carpenter	Director	February 2, 2010 Date

/s/ Lyle G. Ganske Lyle G. Ganske	Director	February 2, 2010 Date

/s/ Michael S. Lipscomb Michael S. Lipscomb	Director	February 2, 2010 Date

/s/ Larry McPherson Larry McPherson	Director	February 2, 2010 Date

/s/ James H. Woodward Jr. James H. Woodward Jr.	Director	February 2, 2010 Date

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the registrants, as listed on the attached Schedule A, have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, State of Massachusetts, on February 2, 2010.

On behalf of each Registrant listed on Schedule A hereto.

/s/ Carl R. Christenson
By: Carl R. Christenson

Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl R. Christenson and Christian Storch, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any related registration statement filed pursuant to Rules 413 or 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Carl R. Christenson Carl R. Christenson	President and Director	February 2, 2010 Date

/s/ Christian Storch Christian Storch	Chief Financial Officer, Treasurer and Director	February 2, 2010 Date

/s/ Glenn Deegan Glenn Deegan	Director	February 2, 2010 Date

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the registrants, as listed on the attached Schedule B, have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, State of Massachusetts, on February 2, 2010.

On behalf of each Registrant listed on Schedule B hereto.

/s/ Carl R. Christenson
By: Carl R. Christenson

Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl R. Christenson and Christian Storch, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any related registration statement filed pursuant to Rules 413 or 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Carl R. Christenson Carl R. Christenson	President	February 2, 2010 Date

/s/ Christian Storch Christian Storch	Chief Financial Officer and Treasurer	February 2, 2010 Date

/s/ Carl R. Christenson Carl R. Christenson	President of American Enterprises MPT Corp., as Sole Member	February 2, 2010 Date

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the registrants, as listed on the attached Schedule C, have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, State of Massachusetts, on February 2, 2010.

On behalf of each Registrant listed on Schedule C hereto.

/s/ Carl R. Christenson
By: Carl R. Christenson

Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl R. Christenson and Christian Storch, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any related registration statement filed pursuant to Rules 413 or 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Carl R. Christenson Carl R. Christenson	President	February 2, 2010 Date

/s/ Christian Storch Christian Storch	Chief Financial Officer and Treasurer	February 2, 2010 Date

/s/ Carl R. Christenson Carl R. Christenson	Chief Executive Officer and President of Altra Industrial Motion, Inc., as Sole Member	February 2, 2010 Date

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the registrants, as listed on the attached Schedule D, have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, State of Massachusetts, on February 2, 2010.

On behalf of each Registrant listed on Schedule D hereto.

/s/ Carl R. Christenson
By: Carl R. Christenson

Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl R. Christenson and Christian Storch, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any related registration statement filed pursuant to Rules 413 or 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Carl R. Christenson Carl R. Christenson	President and Director	February 2, 2010 Date

/s/ Christian Storch Christian Storch	Chief Financial Officer, Treasurer and Director	February 2, 2010 Date

/s/ Edward L. Novotny Edward L. Novotny	Director	February 2, 2010 Date

SIGNATURES

Pursuant to the requirements of the Securities Act, Kilian Manufacturing Corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, State of Massachusetts, on February 2, 2010.

KILIAN MANUFACTURING CORPORATION

/s/ Carl R. Christenson
By: Carl R. Christenson

Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl R. Christenson and Christian Storch, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any related registration statement filed pursuant to Rules 413 or 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Carl R. Christenson Carl R. Christenson	Chief Executive Officer and Director	February 2, 2010 Date

/s/ William Duff William Duff	President and Director	February 2, 2010 Date

/s/ Christian Storch Christian Storch	Chief Financial Officer, Treasurer and Director	February 2, 2010 Date

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TB Wood’s Enterprises, Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, State of Massachusetts, on February 2, 2010.

TB WOOD’S ENTERPRISES, INC.

/s/ Carl R. Christenson
By: Carl R. Christenson

Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl R. Christenson and Christian Storch, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any related registration statement filed pursuant to Rules 413 or 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Carl R. Christenson Carl R. Christenson	President	February 2, 2010 Date

/s/ Christian Storch Christian Storch	Chief Financial Officer and Treasurer	February 2, 2010 Date

/s/ Barry Crozier Barry Crozier	Director	February 2, 2010 Date

/s/ Todd Patriacca Todd Patriacca	Director	February 2, 2010 Date

/s/ Glenn Deegan Glenn Deegan	Director	February 2, 2010 Date

/s/ Jonathan Kasdan Jonathan Kasdan	Director	February 2, 2010 Date

/s/ Bob Grenda Bob Grenda	Director	February 2, 2010 Date

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Inertia Dynamics LLC, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, State of Massachusetts, on February 2, 2010.

INERTIA DYNAMICS LLC

/s/ Carl R. Christenson
By: Carl R. Christenson

Title:	Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl R. Christenson and Christian Storch, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any related registration statement filed pursuant to Rules 413 or 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Carl R. Christenson Carl R. Christenson	Manager	February 2, 2010 Date

/s/ Christian Storch Christian Storch	Manager	February 2, 2010 Date

SCHEDULE A

AMERICAN ENTERPRISES MPT CORP.
WARNER ELECTRIC INTERNATIONAL HOLDING, INC

SCHEDULE B

AMERICAN ENTERPRISES MPT HOLDINGS, LLC
AMERIDRIVES INTERNATIONAL, LLC
NUTTALL GEAR LLC
FORMSPRAG LLC

SCHEDULE C

BOSTON GEAR LLC
WARNER ELECTRIC LLC
WARNER ELECTRIC TECHNOLOGY LLC

SCHEDULE D

TB WOOD’S CORPORATION
TB WOOD’S INCORPORATED

EXHIBIT INDEX

Number	Description

1.1	Purchase Agreement, dated November 16, 2009 among Altra Holdings, Inc., the Guarantors party thereto and the Initial Purchasers party thereto
4.1	Form of 8 1/8% Senior Secured Notes due 2016
4.2	Indenture, dated November 25, 2009, among Altra Holdings, Inc., the Guarantors party thereto and Bank of New York Mellon Trust Company, N.A.
4.3	Registration Rights Agreement, dated November 25, 2009, among Altra Holdings, Inc., the Guarantors party thereto and the Initial Purchasers party thereto
5.1	Opinion of Holland & Knight LLP
5.2	Opinion of Saul Ewing LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP
23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1)
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Trustee under the Indenture
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Nominees/Brokers
99.4	Form of Letter to Clients